Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

between

INTERNATIONAL PAPER COMPANY,

METAL ACQUISITION INC.

and

TEMPLE-INLAND INC.

dated as of

September 6, 2011

Article I

THE MERGER

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated September 6, 2011, is by and among International Paper Company, a New York corporation (“Parent”), Metal Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and Temple-Inland Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise.

RECITALS

WHEREAS, Parent and Purchaser have commenced a tender offer to purchase all of the outstanding shares of the Company’s Common Stock, par value $1.00 per share (together with the related Rights, the “Shares”), at a price per Share of $30.60 (the “Offer”), which will be terminated promptly after the execution and delivery of this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has (i) determined that the merger of Purchaser with and into the Company with the Company as the Surviving Corporation (the “Merger,” and together with the other transactions contemplated by this Agreement, the “Transactions”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding Share not wholly owned directly or indirectly by Parent, Purchaser or the Company (other than Dissenting Shares) will be converted into the right to receive $32.00 in cash, without interest (the “Merger Consideration”), and the Transactions, in each case on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company’s stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, and (iii) recommended that the Company’s stockholders adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the boards of directors of Parent and Purchaser have, on the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the Transactions; and

WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

AGREEMENT

Article I

THE MERGER

Section 1.1 The Merger.

(a) Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Company and Purchaser shall consummate the Merger pursuant to which (i) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the DGCL, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in the DGCL.

(b) At the Effective Time, the Company Certificate shall, by virtue of the Merger, be amended and restated in its entirety to read as set forth in Annex A to this Agreement (which shall contain indemnification, contribution and exculpation provisions identical to those set forth in the Company Certificate in effect as of the date hereof) and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to the terms of this Agreement. At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall, by virtue of the Merger, be amended and restated in their entirety to read as set forth in Annex B to this Agreement (which shall contain indemnification, contribution and exculpation provisions identical to those set forth in the Company’s bylaws in effect as of the date hereof) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to the terms of this Agreement.

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on a date to be specified by the parties, such date to be no later than the second (2nd) business day after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”), at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, 10022, unless another date or place is agreed to in writing by the Company and Purchaser.

Section 1.3 Effective Time. Parent, Purchaser and the Company shall cause an appropriate certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time such Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.” From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Purchaser, and all of the claims, obligations, liabilities, debts and duties of the Company and Purchaser shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 1.4 Directors and Officers of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be appointed as the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Section 1.5 Subsequent Actions. If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.6 Stockholders’ Meeting.

(a) As promptly as practicable (and in any event within 15 business days) after the date hereof, the Company shall prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy for the Special Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the

“Proxy Statement”) relating to the Merger and this Agreement; provided, that, except for such portions as may relate to a Competing Proposal, Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement and any amendment or supplement thereto before it is filed with the SEC and the Company shall consider in good faith all reasonable changes suggested by Parent in connection therewith. Unless there is a Change of Recommendation in accordance with Section 5.2(c), the Company shall include in the Proxy Statement the recommendation of the Company Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement in accordance with the DGCL. The Company shall use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement. Except for such portions as may relate to a Competing Proposal, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Except for such portions as may relate to a Competing Proposal, Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall consider in good faith all reasonable changes suggested by Parent in connection therewith. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Laws, and the Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as provided in Section 1.9(b)(ii), mailed to holders of Shares, in each case as and to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the SEC (or its staff). The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable.

(b) The Company, acting through the Company Board of Directors, shall, in accordance with and subject to the requirements of applicable Law and this Agreement (including Section 5.2 and Section 8.1):

(i) (A) as promptly as reasonably practicable following the date hereof, duly set a record date for, and take all action necessary in accordance with the DGCL and the Company Governing Documents to duly call and give notice of a special meeting of its stockholders (such meeting or any adjournment or postponement thereof, the “Special Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date and meeting date set in consultation with Purchaser), with such record date to be selected with the consent of Parent, such consent not to be unreasonably withheld, and (B) as promptly as reasonably practicable following the date hereof, convene and hold the Special Meeting, with the date of the Special Meeting to be no more than 30 days after the dissemination of the Proxy Statement to the Company’s stockholders and selected with the consent of Parent, not to be unreasonably withheld;

(ii) as promptly as practicable (and in any event within five business days) following the Proxy Statement Clearance Date, file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders; and

(iii) unless there is a Change of Recommendation in accordance with Section 5.2(c) of this Agreement, use its reasonable best efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and (B) secure any approval of stockholders of the Company that is required by the DGCL and any other applicable Law to effect the Merger.

(c) At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of their other Subsidiaries in favor of the adoption of this Agreement and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required by the DGCL and any other applicable Law to effect the Merger.

(d) Subject to applicable Law and the following proviso, the Company shall not adjourn or postpone the Special Meeting without Parent’s consent (which may be withheld in its sole discretion); provided that without Parent’s consent, the Company may, and Parent may require the Company to, adjourn or postpone the Special Meeting up to two (2) times (for a period of not more than 15 calendar days in the aggregate), unless prior to such adjournment the Company shall have received proxies in respect of an aggregate number of Shares voting for the adoption of this Agreement, which have not been withdrawn, such that the Requisite Stockholder Approval will be obtained at such meeting. Once the Company has established a record date for the Special Meeting, the Company shall not change such record date or establish a different record date for the Special Meeting without the prior written consent of Parent (including, in the event that the Special Meeting is adjourned or postponed in accordance with this Section 1.6), unless required to do so by applicable Law.

Article II

CONVERSION OF SECURITIES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or common stock, par value $1.00 per share, of Purchaser (the “Purchaser Common Stock”):

(a) Purchaser Common Stock. Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and, except as set forth in Section 2.1(b) below, shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing Purchaser Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares owned by the Company, Parent or Purchaser (but not any Shares owned by any of their respective wholly owned Subsidiaries (for the absence of doubt, other than Purchaser itself or the Company itself), which Shares, if any, shall be converted into such number of shares of common stock of the Surviving Corporation so as to maintain relative ownership percentages), other than any such Shares held in a fiduciary capacity, shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive the Merger Consideration payable to the holder thereof. From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Share in accordance with Section 2.2, without interest thereon.

(d) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Effective Time. No adjustment shall be made to the Merger Consideration for any cash dividends that the Company is permitted to declare and pay pursuant to this Agreement or in the event that the Rights Agreement is terminated or the Rights are redeemed.

Section 2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent or Purchaser shall designate a reputable bank or trust company, which shall be reasonably acceptable to the Company, to act as the payment agent in connection with the Merger (the “Paying Agent”). Prior to, at or promptly after the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration with respect to Shares converted into Merger Consideration pursuant to Section 2.1(c) (the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.1(c), Parent shall, or shall cause Purchaser to, promptly deposit additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier of one year after the Effective Time or full payment of the Exchange Fund.

(b) Procedures for Surrender. Promptly after the Effective Time (but in no event later than three (3) business days), Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) and whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying

Agent or to such other agent or agents as may be appointed by Parent or the Surviving Corporation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, to be mailed within five (5) business days following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and

Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact, in a form reasonably satisfactory to Parent and the Paying Agent, by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who did not vote in favor of the Merger (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Appraisal Rights (it being understood that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the appraised value of such Dissenting Shares to the extent afforded by the Appraisal Rights); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration.

(b) The Company shall give prompt notice to Purchaser of any demands received by the Company for appraisal of any Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to Appraisal Rights, and Purchaser shall have the right to participate in and control all negotiations and proceedings with respect to such demands.

Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.4 Treatment of Company Options and Restricted Shares.

(a) Immediately prior to the Effective Time, (i) each outstanding, unvested and unexercised option to purchase Shares (the “Company Options”) under any stock option plan of the Company, or any other plan, agreement or arrangement of the Company or any Company Subsidiary, including any foreign equity plan, agreement or arrangement (collectively, the “Company Equity Plan”), shall become immediately vested and exercisable in full, and (ii) with respect to any Company Options that remain outstanding and are unexercised as of immediately prior to the Effective Time, all such Company Options shall be cancelled and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash of an amount equal to the product of (A) the total number of Shares previously subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Company Option (such amount being hereinafter referred to as the “Option Consideration”). The Option Consideration shall be paid by the Company as soon as practicable (but in no event later than three (3) business days) following the Effective Time. From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof for Shares, but shall only entitle such holder to the payment of the Option Consideration.

(b) Immediately prior to the Effective Time, (i) each outstanding share of restricted stock, phantom share, restricted unit, performance stock unit and restricted stock unit (for the avoidance of doubt, other than any “cash settled fixed-value restricted unit”) (each, a “Restricted Share”) under the Company Equity Plan shall become immediately vested in full and all restrictions thereupon shall lapse, (ii) each vested Restricted Share shall be cancelled and the holder thereof shall be entitled to receive the Merger Consideration in respect of each Share underlying the cancelled vested Restricted Share as soon as practicable (but in no event later than three (3) business days) following the Effective Time and (iii) all dividend equivalents with respect to such Restricted Shares, to the extent not yet paid, shall be paid in full as soon as practicable (but in no event later than three (3) business days) following the Effective Time.

(c) The Company shall pass resolutions providing for the treatment of the Company Options and Restricted Shares (collectively, the “Company Equity Awards”) as contemplated by this Section 2.4 to the effect that (i) all awards issued under the Company Equity Plan shall be settled as of the Effective Time as contemplated by this Agreement, and (ii) neither any holder of Company Equity Awards, nor any other participant in any Company Equity Plan shall have any right thereunder to acquire any securities of the Company, the Surviving Corporation, Parent, or to receive any payment or benefit with respect to any award previously granted under the Company Equity Plan, except as provided in this Section 2.4.

Section 2.5 Additional Benefits Matters. All amounts payable pursuant to Section 2.4 shall be paid without interest (unless otherwise noted).

Section 2.6 Withholding. Any payments made pursuant to this Agreement to any holder of Shares, Company Stock Options or Restricted Shares shall be net of all applicable withholding Taxes that Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be required to deduct and withhold from such payments under the Code, the rules and regulations promulgated thereunder or any provision of applicable Law. To the extent that amounts are so deducted and withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Stock Options or Restricted Shares in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.

Article III

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

Except as set forth in (i) in the Company SEC Documents filed or furnished with the SEC subsequent to December 31, 2009 and prior to the date hereof (and then (a) only to the extent reasonably apparent in the Company SEC Documents that such disclosed item is an event, item or occurrence that relates to a matter covered by a representation or warranty set forth in this Article III and (b) other than in risk factors or other forward-looking statements or language in such filings) or (ii) the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood and agreed that each disclosure set forth in the Company Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Article III to the extent the applicability of the disclosure to each other section is reasonably apparent from the text of the disclosure made), the Company represents and warrants to Parent and the Purchaser as set forth in this Article III.

Section 3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to conduct its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to or made available to Parent and Purchaser, prior to the execution of this Agreement, true and complete copies of any amendments to the Company Governing Documents not filed as of the date hereof with the SEC.

(b) Each material Company Subsidiary is in compliance in all material respects with the terms of its constituent organizational or governing documents. Each material Company Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite corporate power and authority to conduct its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), and (ii) 25,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). As of August 27, 2011, (A) 108,837,406 shares of Common Stock were issued and outstanding, (B) no shares of Preferred Stock were issued and outstanding, (C) 14,767,938 shares of Common Stock were issued and held in the treasury of the Company, (D) 11,249,329 shares of Common Stock were reserved for issuance pursuant to the Company Equity Plan, including shares of Common Stock reserved for issuance upon exercise of the Company Options or vesting of Restricted Shares or other Company Equity Awards, and (E) 2,200,000 shares of Series B Junior Participating Preferred Stock were reserved for issuance pursuant to the Rights Agreement. All of the outstanding shares of the Company’s capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Options or vesting of Restricted Shares or other Company Equity Awards will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and are free of preemptive rights. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding.

(b) Except for the Company Equity Awards and the Rights, there are no (i) securities of the Company convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (ii) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, relating to the issued or unissued capital stock of the Company, obligating the Company or any Company Subsidiary to (A) issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Equity Interests”) or (C) repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other Equity Interests in, the Company, or (iii) obligations (excluding Taxes and other fees) of the Company or any of its Subsidiaries to make any payments based on the market price or value of the Shares.

(c) Schedule 3.2(c) of the Company Disclosure Letter sets forth a listing of all outstanding Company Equity Awards as of August 27, 2011.

(d) There are no voting trusts, proxies or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the Company’s Common Stock or any capital stock of, or other Equity Interest, of the Company. The Company has not granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other Equity Interests.

(e) The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Subsidiary of the Company, (ii) options or other rights or agreements, commitments or understandings of any kind to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, transfer or sell, any shares of capital stock of or other voting or equity interests in any Subsidiary of the Company or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as the “Subsidiary Securities”) or (iv) obligations (excluding Taxes and other fees) of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Securities.

(f) Neither the Company nor any of the Company Subsidiaries owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any other Person that is not a Company Subsidiary where the ownership interest in such Person has a book value in excess of $1,000,000.

(g) There are no contractual obligations or commitments of any character to which the Company or any Company Subsidiary is a party restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries.

Section 3.3 Authorization; Validity of Agreement; Company Action. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Requisite Stockholder Approval, to consummate the Transactions, including the Merger. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of the Company, pursuant to the DGCL or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, subject to the receipt of Requisite Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser, is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 3.4 Board Approvals. The Company Board of Directors has (a) determined that this Agreement, the Merger and the other Transactions are fair to, and in the best interests of, the stockholders of the Company, (b) approved and declared advisable this Agreement and the Transactions, including the Merger, which approval, subject to the accuracy of the representations and warranties in Section 4.6, constituted approval under the provisions of Section 203 of the DGCL as a result of which the Transactions, including the Merger, are not and will not be subject to the restrictions on “business combinations” under the provision of Section 203 of the DGCL, and (c) subject to Section 5.2, recommended that the stockholders of the Company adopt this Agreement. The Company has entered into an amendment to the Rights Agreement substantially in the form previously delivered to Purchaser, which renders the rights issued pursuant to the terms of the Rights Agreement inapplicable to the Merger, the execution and consummation of this Agreement and the Transactions.

Section 3.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Company Governing Documents or the comparable organizational or governing documents of any Company Subsidiary, (b) require any filing by the Company or any Company Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supernational (a “Governmental Entity”) (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL in connection with the Merger, (iii) filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), Mexico’s Federal Law on Economic Competition and any other Governmental Consents, (iv) such filings with the SEC as may be required to be made by the Company in connection with this Agreement and the Merger or (v) such filings as may be required under the rules and regulations of the New York Stock Exchange in connection with this Agreement and the Merger), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any credit agreement, note, bond, mortgage, indenture, lease, agreement or other contract to which the Company or any of its Subsidiaries is bound, or (d) violate any order, writ, injunction, decree or Law applicable to the Company or any of its properties or assets; except in each of clauses (b), (c) or (d) where any of the foregoing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the Merger and the other Transactions.

Section 3.6 Company SEC Documents and Financial Statements. The Company has filed or furnished (as applicable) with the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2008 under the Exchange Act or the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by the Company with the SEC, as have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective filing dates the Company SEC Documents (a) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied (or with respect to Company SEC Documents filed after the date hereof, will comply) in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (collectively, the “Financial Statements”), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and its Subsidiaries in all material respects, (ii) have been or will be, as the case may be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (iii) fairly present in all material respects the financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein. None of the Company’s Subsidiaries is required to file any form, report or other document with the SEC.

Section 3.7 Internal Controls; Sarbanes-Oxley Act.

(a) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(b) The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(c) Since January 1, 2008 through the date of this Agreement, to the knowledge of the Company, (i) none of the Company, any of its Subsidiaries or any director, officer, or auditor of the Company or any of its Subsidiaries has received, or otherwise had or obtained knowledge of, any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board of Directors or any committee thereof or to any director or officer of the Company.

Section 3.8 Absence of Certain Changes. Except as contemplated by this Agreement or in the Company SEC Documents filed or furnished prior to the date hereof, since January 1, 2011, the Company has conducted, in all material respects, its business in the ordinary course.

Section 3.9 No Undisclosed Liabilities. Except (a) as reflected or otherwise reserved against on the Financial Statements, (b) for liabilities and obligations incurred since January 1, 2011 in the ordinary course of business, (c) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the Transactions, and (d) for liabilities and obligations incurred under any contract or other agreement or arising under any applicable Law, other than liabilities or obligations due to breaches thereunder or violations thereof, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued or contingent, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Material Contracts.

(a) Schedule 3.10 of the Company Disclosure Letter lists each Material Contract of the type described in clause (ii), (v), (viii) or (ix) of the definition of Material Contracts.

(b) Each Material Contract and each agreement, commitment, arrangement or plan disclosed or required to be disclosed in the Company Disclosure Letter pursuant to Section 3.14 is a valid and binding agreement of the Company or its Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any of its Subsidiaries or any other party thereto is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or received any notice of any intention to terminate, any such contract, agreement, commitment, arrangement or plan, and, to the Company’s knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder.

Section 3.11 Real Property.

(a) Owned Real Property. The Company (or its Subsidiary, as the case may be) has good and valid title to each parcel of real property owned by the Company or any of the Company Subsidiaries (together with all improvements and fixtures presently or hereafter located thereon or attached or appurtenant thereto or owned by the Company or any of its Subsidiaries and located on Leased Real Property, and all easements, licenses, rights and appurtenances relating to the foregoing, the “Owned Real Property”) and each such parcel is owned free and clear of all Liens, other than (A) Liens for Taxes, assessments, charges or claims of payment not yet past due, being contested in good faith or for which adequate accruals or reserves have been established in accordance with GAAP, (B) mechanics’ and materialmen’s Liens for construction in progress arising in the ordinary course of business, or for which adequate reserves have been established, (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary, and (D) other Liens that do not materially interfere with the intended use of the Owned Real Property (collectively, “Permitted Liens”). Neither the Company nor any of its Subsidiaries is a lessor or grantor under any material lease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any material Owned Real Property or material portion thereof.

(b) Leased Real Property. All current leases, subleases and licenses related to the material real property leased by the Company or any of the Company Subsidiaries (the “Leased Real Property” (and the leases pursuant to which such real property is leased, together with any amendments and modifications thereto, the “Leases”) are in full force and effect, are valid and effective in accordance with their terms, and there is not, under any of such leases, subleases or licenses, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Subsidiary or by the other party to such lease, sublease or license. Neither the Company nor any of its Subsidiaries is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any material portion of any Leased Real Property.

Section 3.12 Intellectual Property.

(a) Owned Intellectual Property. Except as has not had and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries are the exclusive owners of all Intellectual Property owned by the Company or any of the Company Subsidiaries (the “Owned Intellectual Property”), and (ii) the Owned Intellectual Property is owned by the Company or any of the Company Subsidiaries, free and clear of any Liens other than Permitted Liens.

(b) No Infringement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the conduct of the business by the Company and its Subsidiaries does not infringe or otherwise conflict with the rights of any Person in respect of any Intellectual Property and none of the Owned Intellectual Property is being infringed or otherwise used or being made available for use by any Person without a license or permission from the Company or one of the Company Subsidiaries.

Section 3.13 Litigation. There is no material claim, action, suit, arbitration, investigation of a Governmental Entity or any other judicial or administrative proceeding, in Law or equity (collectively, a “Legal Proceeding”), pending against (or, to the Company’s knowledge, threatened against or naming as a party thereto), the Company, a Company Subsidiary or any executive officer or director of the Company (in their capacity as such) other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any material outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or which would reasonably be expected to prevent or materially delay the consummation of the Merger or any of the other Transactions.

Section 3.14 Employee Benefit Plans; ERISA.

(a) Schedule 3.14(a) of the Company Disclosure Letter sets forth a correct and complete list of all material Benefit Plans. Except as may be required by applicable Law, or as contemplated by this Agreement, the Company does not have any plan or legally binding commitment to amend or modify any existing Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement in such a manner as to materially increase the cost of such Benefit Plans to the Company in the aggregate.

(b) With respect to the Benefit Plans, each to the extent applicable, correct and complete copies of the following have been delivered or made available or will be delivered or made available within 45 days after the execution and delivery of this Agreement to Parent by the Company: (i) all Benefit Plans (including all amendments and attachments thereto); (ii) written summaries of any Benefit Plan not in writing; (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the two most recent annual reports (Form 5500) filed with the Internal Revenue Service; (vi) the most recent determination letter from the Internal Revenue Service; (vii) the most recent summary plan description and any summary of material modification thereto; and (viii) all material communications received from or sent to the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the Department of Labor, or any other Governmental Entity (including a written description of any material oral communication) since January 1, 2010.

(c) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Benefit Plan and intended to be tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code, as applicable, and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Benefit Plan or related trust. Except as would not reasonably be expected to have a Company Material Adverse Effect, each Benefit Plan and any related trust complies, and has been administered in compliance, with its terms, ERISA, the Code, and other applicable Laws.

(d) No Benefit Plan (i) is a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) is subject to Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA or Section 412 of the Code or (iii) provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable Law).

(e) None of the Company, any of its Subsidiaries or any of its ERISA Affiliates has been involved in any transaction that would reasonably be expected to cause the Company, any of its Subsidiaries or, after the Effective Time, Parent or any of its Affiliates to be subject to liability under Section 4069 of ERISA, except as would not reasonably be expected to have a Company Material Adverse Effect. None of the Company, any of its Subsidiaries or any of its ERISA Affiliates has incurred (either directly or indirectly, including as a result of any indemnification obligation) any liability under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans, and no event, transaction or condition has occurred or exists that would reasonably be expected to result in any such liability to the Company, any of its Subsidiaries, any of its ERISA

Affiliates or, after the Effective Time, Parent or any of its Affiliates, except as would not reasonably be expected to have a Company Material Adverse Effect.

(f) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (i) entitle any current or former employee, director, consultant or officer of the Company or any of the Company Subsidiaries to severance pay, unemployment compensation or accrued pension benefit or any other payment, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due any such employee, consultant or officer, (iii) trigger any funding obligation under any Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Benefit Plan or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No person is entitled to receive any indemnification from the Company or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(g) To the knowledge of the Company, no compensation paid pursuant to any Benefit Plan by the Company to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and Internal Revenue Service guidance thereunder), violates the requirements of Section 409A of the Code.

Section 3.15 Labor Matters. Within 45 days following the date of this Agreement, the Company shall provide Parent with a list of all of the collective bargaining agreements to which the Company and the Company Subsidiaries are parties. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any Company Subsidiary, except where such dispute, strike or work stoppage would not result in a material liability to the Company and the Company Subsidiaries, taken as a whole. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, worker classification, Form I-9 and other immigration matters, occupational safety and health requirements, plant closings, wages and hours, withholding of taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters except as had not had and would not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect.

Section 3.16 Taxes. Except as has not had and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and the Company Subsidiaries have timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns were complete and correct. The Company and each of the Company Subsidiaries have paid all Taxes that are required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, partner, independent contractor, creditor, stockholder or with respect to any payments of royalties.

(b) (i) There currently are no audits, examinations or other proceedings or disputes pending, or to the knowledge of the Company or the Company Subsidiaries, threatened in writing, with regard to any Taxes of the Company or the Company Subsidiaries; and (ii) the Company and the Company Subsidiaries have not received a written notice or announcement of any audits, assessments, claims, deficiencies, or proceedings with respect to Taxes. The U.S. consolidated federal income Tax Returns of the Company for all taxable years through January 3, 2004 have been examined by the Internal Revenue Service (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired).

(c) There are no Tax Liens upon any property or assets of the Company and the Company Subsidiaries, except for Permitted Liens.

(d) None of the Company or any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement (other than customary gross-up or indemnification provisions in credit agreements, derivatives, leases and similar agreements entered into in the ordinary course of business).

(e) None of the Company or any Company Subsidiary (A) has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the last two years that was intended to be governed by Section 355 of the Code; (B) has engaged in any transaction that has given rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the regulations promulgated thereunder during any open tax periods; or (C) has (i) ever been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income Tax purposes (other than a group the common parent of which was and is the Company) or (ii) any liability for the Taxes of any person (other than the Company or a Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor.

The provision for Taxes set forth on the Financial Statements has been made in accordance with GAAP. None of the Company or any of the Company Subsidiaries has incurred any Liabilities for Taxes since the date of the Financial Statements (i) arising from extraordinary gains or losses, as that term is used in GAAP, (ii) outside the ordinary course of business, or (iii) inconsistent with past custom or practice.

This Section 3.16 and Section 3.14 contain the sole representations and warranties of the Company and the Company Subsidiaries with respect to Tax matters.

Section 3.17 Environmental Matters. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries are in possession of, and in compliance with, all the Environmental Permits necessary for the conduct and operation of the business as now being conducted, all such Environmental Permits are in full force and effect, and no action is pending, or to the knowledge of the Company, threatened, to suspend, modify, amend or challenge any material Environmental Permit; (b) there is not now and has not been since January 1, 2008 any Hazardous Substance used, generated, treated, released, or otherwise existing at, on, under or emanating from any Company or Company Subsidiaries owned, leased or operated property associated with the business except in compliance with applicable Environmental Laws; (c) the Company and the Company Subsidiaries have not received since January 1, 2008, any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law, including with respect to any Hazardous Substance transported or disposed off-site by or on behalf of the Company or any Subsidiary, and, to the knowledge of the Company, no such notice is threatened; (d) there is no site to which the Company or the Company Subsidiaries have transported or arranged for the transport of Hazardous Substances since January 1, 2008 which, to the knowledge of the Company, may become the subject of an environmental action; (e) there are no material actions, claims, inquiries, orders or proceedings pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of the Company’s Subsidiaries arising under Environmental Laws; (f) neither the Company nor any of its Subsidiaries has been identified as a potentially responsible party under CERCLA or any analogous law, other than in connection with such action as has been fully and finally resolved; and (g) the Company and the Company Subsidiaries are, and since January 1, 2008 have been, in compliance with applicable Environmental Laws.

Section 3.18 Compliance with Laws; Permits.

(a) Each of the Company and the Company Subsidiaries has complied since January 1, 2008 and is in compliance in all material respects with all Laws which affect the business, properties or assets of the Company and its Subsidiaries.

(b) The Company and the Company Subsidiaries are in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties or to carry on its business substantially in the manner described in the Company SEC Documents filed prior to the date hereof and substantially as is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to have such Company Permits or for such Company Permits to be valid and in full force and effect would not be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, or materially impair the ability of the Company to consummate the Transactions or to continue to operate its business following the Closing. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity threatening to revoke, or indicating that it is investigating whether to revoke, any Company Permit except as has not had and would not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Company Permits and none of the Company Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

Notwithstanding anything to the contrary in this Section 3.18, the provisions of this Section 3.18 shall not apply to matters discussed in Section 3.14, Section 3.16 and Section 3.17.

Section 3.19 Information in the Proxy Statement. The Proxy Statement, (including any amendments or supplements thereto), at the date mailed to the Company’s stockholders and at the time of any meeting of Company stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Purchaser in writing expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.20 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Goldman Sachs & Co. (the “Company Financial Advisor”), dated as of the date hereof, to the effect that, as of the date hereof and subject to the limitations, qualifications and assumptions set forth in such opinion, the Merger Consideration to be paid to the holders of the Shares (other than Parent and

Purchaser) pursuant to this Agreement is fair from a financial point of view to such holders.

Section 3.21 Required Vote of the Company Stockholders. The affirmative vote of the holders of outstanding shares of Common Stock, voting together as a single class, representing at least a majority of all the votes entitled to be cast thereupon by holders of Common Stock (the “Requisite Stockholder Approval”), is the only vote of holders of securities of the Company which is required to approve and adopt this Agreement and the transactions contemplated hereby.

Section 3.22 Brokers; Expenses. No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

Section 3.23 Takeover Statutes. Assuming the accuracy of the representation and warranty contained in Section 4.6, the Company Board of Directors and the Company have taken all action necessary to exempt the Merger, this Agreement and the Transactions from the prohibitions on business combinations set forth in Section 203 of the DGCL. No other Takeover Laws or provisions in the governing documents of the Company or any of its Subsidiaries having any such effect are applicable to the Merger, this Agreement, or any of the transactions contemplated hereby or thereby.

Section 3.24 Insurance. Each of the Company’s and its Subsidiaries’ material insurance policies, is in full force and effect and all premiums due thereon have been paid, and neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy. There has been no threatened termination of, material alteration in coverage, or material premium increase with respect to, any such policies and, other than disputes as to coverage in the ordinary course of business, there is no material claim pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies and there.

Section 3.25 Certain Business Practices. To the knowledge of the Company, none of the Company or any Subsidiary of the Company or any directors or officers, agents or employees of the Company or any Subsidiary of the Company, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), including the rules and regulations promulgated thereunder.

The Company and its Subsidiaries have established internal controls and procedures designed to ensure compliance with the FCPA and any similar Law applicable to them or the conduct of their business.

Section 3.26 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Purchaser in connection with the Transactions. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Purchaser or any other Person resulting from the distribution to Parent or Purchaser, or Parent’s or Purchaser’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Purchaser in certain “data rooms” or management presentations in expectation of the Transactions, unless any such information is expressly included in, or is the subject of, a representation or warranty contained in this Article III.

Article IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND PURCHASER

Except as set forth in (i) in the Parent SEC Documents filed or furnished with the SEC subsequent to December 31, 2009 and prior to the date hereof (and then (a) only to the extent reasonably apparent in the Parent SEC Documents that such disclosed item is an event, item or occurrence that relates to a matter covered by a representation or warranty set forth in this Article IV and (b) other than in risk factors or other forward-looking statements or language in such filings) and (ii) the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood and agreed that each disclosure set forth in the Parent Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Article IV to the extent the applicability of the disclosure to each other section is reasonably apparent from the text of the disclosure made), Parent and Purchaser represent and warrant to the Company, jointly and severally, as set forth in this Article IV.

Section 4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of New York. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Parent and Purchaser has the requisite corporate and authority to conduct its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not impair in any material respect the ability of each of Parent and Purchaser, as the case may be, to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the Transactions.

Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Purchaser of this Agreement, and the consummation by each of them of the Transactions, have been duly and validly authorized by all necessary corporate action on the part of the Boards of Directors of Parent and Purchaser, and no other corporate action on the part of the Parent or Purchaser, pursuant to the DGCL or otherwise, is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement and the consummation by each of them of the Transactions, including the Financing, subject to the adoption of this Agreement by Parent as the sole stockholder of Purchaser (which will occur promptly following the execution and delivery of this Agreement). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.3 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent and Purchaser, the consummation by Parent and Purchaser of the Transactions or compliance by Parent or Purchaser with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the organizational documents of Parent or Purchaser, (b) require any filing by Parent or Purchaser with, or the permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL in connection with the Merger, (iii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act, Mexico’s Federal Law on Economic Competition, and any other Governmental Consents, (iv) such filings with the SEC as may be required to be made by the Company in connection with this Agreement and the Merger or (v) such filings as may be required under the rules and regulations of the New York Stock Exchange in connection with this Agreement and the Merger), (c) violate any credit agreement, note, bond, mortgage, indenture, lease, agreement or other contract to which Parent or any of its Subsidiaries is bound, or any order, writ, injunction, decree or Law applicable to Parent or Purchaser, any of their Subsidiaries, or any of their properties or assets; except in the case of clause (b) or (c), such violations, breaches or defaults which would not, individually or in the aggregate, impair, prevent or delay, or be reasonably expected to impair, prevent or delay, in any material respect the ability of Parent or Purchaser to perform its obligations under this Agreement.

Section 4.4 Litigation. As of the date hereof, there is no Legal Proceeding pending against (or, to the knowledge of Parent, threatened against or naming as a party thereto) Parent or any of its Subsidiaries, nor, to the knowledge of Parent, is there any investigation of a Governmental Entity pending or threatened against Parent or any of its Subsidiaries, and none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, in each case, which would, individually or in the aggregate, impair, prevent or delay, or be reasonably expected to impair, prevent or delay, in any material respect the ability of Parent or Purchaser to perform its obligations under this Agreement.

Section 4.5 Information in the Proxy Statement. None of the information supplied in writing by Parent or Purchaser expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to the Company’s stockholders or at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Ownership of Company Capital Stock. Neither Parent, Purchaser nor any of their respective affiliates is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. As of the date of this Agreement, Parent and its affiliates collectively beneficially own (as defined in the Rules promulgated under the Exchange Act) 1,000 shares of Common Stock.

Section 4.7 Sufficient Funds. Parent will have at the Effective Time the funds necessary to consummate the Transactions to fund any necessary refinancings or repayment of indebtedness, and to pay all fees and expenses incurred by Parent, Purchaser and the Company in connection with this Agreement and the Transactions. Parent has filed with the SEC a true, complete and correct copy of the executed commitment letter, dated as of July 7, 2011, among Parent, UBS Loan Finance LLC and UBS Securities LLC and as of the date hereof such commitment letter has not been amended, modified or waived in any respect (together with any amendments or joinders thereto, the “Debt Commitment Letter”), except to add additional financing parties.

Section 4.8 Ownership and Operations of Purchaser. Parent owns beneficially and of record all of the outstanding capital stock of Purchaser. Purchaser was formed solely for the purpose of engaging in the Offer and the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.9 Brokers and Other Advisors. No broker, investment banker, financial advisor, agent or other Person (other than the Parent Financial Advisor) is entitled to any broker’s, finder’s, financial advisor’s, agent’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Purchaser or any of their Subsidiaries.

Section 4.10 Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties. Each of Parent and Purchaser has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and the Company Subsidiaries and acknowledges that each of Parent and Purchaser has been provided access for such purposes. In entering into this Agreement, each of Parent and Purchaser has relied solely upon its independent investigation and analysis of the Company and the Company Subsidiaries, and each of Parent and Purchaser acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any Company Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or Company representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Parent and Purchaser each acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement (a) the Company does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Purchaser are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Purchaser as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Purchaser or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article III of this Agreement

Article V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a)

as set forth in Schedule 5.1 of the Company Disclosure Letter, (b) as required pursuant to or permitted by this Agreement, (c) as may be required by Law or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to (i) preserve substantially intact the business organization of the Company and its Subsidiaries, (ii) preserve the assets and properties of the Company and its Subsidiaries in good repair and condition, (iii) keep available the services of its present officers, employees, independent contractors and consultants, and (iv) preserve substantially the current relationships of the Company and its Subsidiaries with merchants, customers, suppliers and other Persons with which the Company or any of its Subsidiaries has material business relations, and otherwise conduct its business in the ordinary course in all material respects. Without limiting the generality of the foregoing, except (a) as set forth in Schedule 5.1 of the Company Disclosure Letter, (b) as expressly required pursuant to or permitted by this Agreement, (c) as may be required by Law or pursuant to any agreement in effect on the date hereof, or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall not permit any Company Subsidiary to:

(a) propose or adopt any amendments to its certificate of incorporation or bylaws or equivalent organizational documents;

(b) split, combine, subdivide or reclassify, directly or indirectly, any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

(c) other than quarterly cash dividends of $0.13 per share of Common Stock (with record and payment dates consistent with past practice), declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the Company’s capital stock;

(d) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Equity Interests of the Company, except (i) from holders of Company Options in full or partial payment of any exercise price and any applicable Taxes payable by such holder upon exercise of the Company Options to the extent required or permitted under the terms of such Company Options, or (ii) from holders of Restricted Shares in full or partial payment of any purchase price and any applicable Taxes payable by such holder upon the lapse of restrictions on the Restricted Shares;

(e) authorize for issuance, issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or grant any Company Options or Restricted Shares under the Company Equity Plan or warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class, or grant to any Person any right the value of which is based on the value of Shares or other capital stock, other than (i) the issuance of Shares reserved for issuance on the date hereof pursuant to the exercise of the Company Options or vesting of Restricted Shares outstanding as of the date hereof, or granted after the date hereof in compliance with the terms of the Agreement and (ii) the grant of Company Options or Restricted Shares pursuant to previously existing contractual arrangements of the Company (including automatic annual grants to directors);

(f) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions any Equity Interests in any Person or any business or division of any Person or all or a substantial portion of the assets of any Person (or business or division thereof), in each case, for consideration that exceeds $5 million in any one transaction or $15 million in the aggregate;

(g) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, other than (i) sales, leases and licenses in the ordinary course of business, (ii) dispositions of assets no longer used in the operation of the business (iii) factoring of accounts receivable, and (iv) for consideration that exceeds $1 million in any one transaction or $5 million in the aggregate;

(h) enter into any new agreement or contract or other binding obligation of the Company or its Subsidiaries containing (A) any noncompete or similar restriction on the ability of the Company and its Subsidiaries to conduct its business as it is presently being conducted or (B) any provisions granting “most favored nation” status, unless such agreement, contract or obligation is entered into in the ordinary course of business and does not purport to bind Affiliates of the Company other than its controlled Affiliates;

(i) (A) other than in the ordinary course of business: (i) create, incur or assume any indebtedness, other than (x) indebtedness under the Company’s existing credit facilities or commercially reasonable replacement facilities and (y) in order to refinance any existing indebtedness at the maturity thereof; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person that is not an affiliate of the Company for borrowed money; (iii) make any loans, advances or capital contributions to, or investments in, any other Person in an amount in excess of $20 million in the aggregate, or (B) amend and/or restructure any existing monetization structures;

(j) except (i) as required by the terms of any Benefit Plan, agreement or other contract in effect on the date hereof, or (ii) to the extent necessary to comply with, or satisfy an exemption from, Section 409A of the Code without increasing the benefits provided to any Person, (A) establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement covering any officer, employee or director of the Company or any of its Subsidiaries (other than for employees who are not officers or directors in the ordinary course of business consistent with past practice in a manner that would not materially increase the liability of the Company or any of its Subsidiaries), (B) increase the compensation or other benefits payable or to become payable to officers, employees or directors of the Company (other than in the ordinary course of business and consistent with past practice with respect to employees who are not officers), (C) grant any employee, officer or director of the Company any material increase in severance or termination pay, (D) enter into any new or modify any existing employment, severance, termination, retention or consulting agreement with any officer, employee or director of the Company (other than in the ordinary course of business and consistent with past practice with respect to employees who are not officers), (E) accelerate any rights or benefits, or, other than in the ordinary course of business and consistent with past practice, make any material determinations, under any Benefit Plan, (F) amend, modify or terminate any existing Benefit Plan in any manner that would increase the liability of the Company or any of its Subsidiaries (other than for employees who are not officers or directors in the ordinary course of business consistent with past practice in a manner that would not materially increase the liability of the Company or any of its Subsidiaries) or (G) except as otherwise provided in Section 5.1(e)(ii), grant any new equity awards to any officer, employee or director of the Company or any of its Subsidiaries; provided, however, that the foregoing clauses (A), (B), (C), (D), (F) and (G) shall not restrict the Company from entering into or making available to newly hired employees or to employees in the context of promotions (in each case other than executive officers), in each case in the ordinary course, plans, agreements, benefits and compensation arrangements and nothing in this Section 5.1 shall prohibit the Company from making the cash awards set forth in Schedule 5.1(j) of the Company Disclosure Letter);

(k) change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP, applicable Laws or any Government Entity;

(l) except as required by Law, make (other than in the ordinary course of business consistent with past practice) or change any Tax election, settle or compromise any Tax liability of the Company or any of its Subsidiaries, make any change in Tax accounting methods, file any amended Tax Return, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund, in each case, if such action is reasonably likely to result in an increase to a Tax liability, which increase is material to the Company and its Subsidiaries;

(m) permit any material insurance policy naming the Company or any of its Subsidiaries as a beneficiary or a loss payable payee to lapse, be canceled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

(n) settle any material claim or material litigation, in each case made or pending against the Company, or any of its officers and directors in their capacities as such, other than the settlement of claims or litigation in the ordinary course of business;

(o) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger); and

(p) enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize in writing any of the foregoing.

Section 5.2 Solicitation.

(a) From and after the date of this Agreement until the date, if any, on which this Agreement is terminated pursuant to Section 8.1, and except as otherwise provided in this Section 5.2, the Company agrees that it shall not (and shall not permit any Company Subsidiary to), and that it shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage the submission or announcement of any proposal or offer that constitutes, or may reasonably be expected to lead to, a Competing Proposal, (ii) enter into, maintain, participate in or continue any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, any proposal or offer that constitutes, or may reasonably be expected to lead to, a Competing Proposal, (iii) engage in discussions with any person with respect to any Competing Proposal (other than to clarify the terms of the Competing Proposal), (iv) agree to, approve, endorse or recommend any Competing Proposal (or publicly propose to do any of the foregoing items in this clause (iv)), (v) withdraw, change, amend, modify or qualify in a manner adverse to Parent or Purchaser, the Company Board Recommendation (or publicly propose to do any of the foregoing items in this clause (v)), or otherwise make any public statement inconsistent with the Company Board Recommendation, (vi) enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal, or (vii) resolve, propose or agree to do any of the foregoing (any act pursuant to clause (iv) or (v) above, or any resolution or agreement to take any such act, a “Change of Recommendation”). Subject to Section 5.2(b), the Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company shall, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, (i) immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Competing Proposal, (ii) with respect to third parties with whom discussions or negotiations have been terminated on or prior to the date of this Agreement, use its reasonable best efforts to obtain the return or the destruction of, in accordance with the terms of the applicable confidentiality agreement, confidential information previously furnished by the Company, its Subsidiaries or its or their Representatives and (iii) cause any physical or virtual data room to no longer be accessible to or by any person other than Parent and its Affiliates.

(b) The Company shall promptly notify Parent orally (and then in writing within 24 hours) after it or any of its Subsidiaries has received any proposal, inquiry, offer or request relating to or constituting a Competing Proposal, any request for discussions or negotiations, or any request for information relating to the Company or its Subsidiaries in connection with a Competing Proposal or a potential Competing Proposal or for access to the properties or books and records in connection therewith which the Company or any of its Subsidiaries or any of their respective Representatives is or become aware, or any material amendments to the foregoing. Such notice to Parent shall indicate the identity of the person making such proposal and the terms and conditions of such proposal, if any. The Company shall also promptly (and in any event within 24 hours) provide Parent with (i) a copy of any written notice or other written communication from any person informing the Company or any of its Subsidiaries or their respective Representatives that it is considering making, or has made a proposal regarding, a Competing Proposal, (ii) a copy of any Competing Proposal (or any amendment thereof) received by the Company or any of its Subsidiaries, and (iii) such other details of any such Competing Proposal that Parent may reasonably request. Thereafter, the Company shall keep Parent reasonably informed on a current basis of any change to the terms of any such Competing Proposal, and shall provide Parent notice of any meeting of the Company’s Board of Directors at which any Competing Proposal is reasonably likely to be considered at substantially the same time as notice of such meeting is provided to the members of the Company’s Board of Directors. Notwithstanding the limitations set forth in Section 5.2(a), subject to complying with this Section 5.2(b), if, prior to obtaining the Requisite Stockholder Approval, the Company receives a bona fide Competing Proposal which (i) constitutes a Superior Proposal or (ii) the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors could reasonably be expected to result, after the taking of any of the actions referred to in clauses (x) and/or (y) below, in a Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information to the third party making such Competing Proposal (and to any persons working in concert with such third party and any of their respective financing sources), if, and only if, prior to so furnishing such information, the Company receives from the third party an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with the third party with respect to the Competing Proposal; provided, however, that (A) the Company may not take such actions described in clauses (x) and (y) above until at least 24 hours after having provided to Parent notice of its intention to do so and (B) subject to applicable Regulatory Law, the Company shall furnish to Parent, substantially contemporaneously with furnishing any non-public information to such Person, such non-public information to Parent to the extent such information has not been previously furnished by the Company to Parent. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof. None of the actions permitted or contemplated by this Section 5.2(b) shall be deemed to be or shall constitute a Change of Recommendation.

(c) Notwithstanding the limitations set forth in Section 5.2(a) and prior to obtaining the Requisite Stockholder Approval, the Company Board of Directors may, subject to first complying with Section 5.2(d), effect a Change of Recommendation in response to an Intervening Event or the receipt of a bona fide Competing Proposal that has not been withdrawn if the Company Board of Directors has concluded in good faith after consultation with the Company’s outside legal and financial advisors that (x) in the case of a Competing Proposal, such Competing Proposal constitutes a Superior Proposal and (y) in the case of a Competing Proposal or an Intervening Event, the failure of the Company Board of Directors to effect a Change of Recommendation would be reasonably likely to be inconsistent with the exercise of the fiduciary duties of the Company Board of Directors to the Company’s stockholders under applicable Law.

(d) Neither the Company nor the Company Board of Directors shall effect a Change of Recommendation unless (i) the Company shall have given Parent and Purchaser written notice (a “Notice of Superior Proposal or Intervening Event”) advising them of the intention of the Company Board of Directors to take such action, describing in detail the Intervening Event or Superior Proposal that serves as the basis of such action five (5) business days prior to taking such action (and, in the case of a Superior Proposal, attaching a copy of the final form of any related agreements), and (ii) (A) for a period of five (5) business days after delivery of the Notice of Superior Proposal or Intervening Event (the “Match Period”), the Company shall have, to the extent requested by Parent, negotiated with Parent with respect to revisions to the terms of this Agreement and/or the Transactions (and/or other proposals made by Parent) and (B) at the end of such period, the Company Board of Directors shall have determined (in compliance with this Section 5.2), after consultation with its outside financial and legal advisors, after giving effect to any proposals, amendments or modifications offered by Parent and Purchaser, (x) that such Competing Proposal nevertheless remains a Superior Proposal or (y) to effect a Change of Recommendation in connection with such Intervening Event. The Company acknowledges and agrees that each successive material amendment or material revision to any Superior Proposal shall constitute a new Superior Proposal, as applicable, for all purposes of this Agreement, including with respect to necessitating the delivery of a new Notice of Superior Proposal, new Match Period (except that the duration of any Match Period resulting from any such amendment or revision shall be two (2) business days or, if longer, the unexpired portion of any prior Match Period) and new determinations by the Company Board of Directors as set forth herein. The Company shall keep confidential any proposals made by Parent to revise the terms of this Agreement, other than in the event of any amendment to this Agreement or unless required to be disclosed in any filings with, or Laws of, the SEC or pursuant to the rules of the New York Stock Exchange.

(e) Nothing contained in this Section 5.2 shall be deemed to prohibit the Company or the Company’s Board of Directors from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders); provided that any such disclosure that constitutes a Change of Recommendation shall not be made until the Company has complied with Section 5.2(d). For purposes of clarification, a “stop, look and listen” communication shall not in and of itself constitute a Change of Recommendation.

(f) No Change of Recommendation shall change the approval of the Company Board of Directors for purposes of (x) Section 251(b) of the DGCL or (y) any state takeover Law (including the Interested Stockholder Statute) or other state Law or the Rights Agreement. Notwithstanding any Change in Recommendation, the Company shall (i) submit this Agreement and the Merger to the stockholders of the Company for the purpose of obtaining the Requisite Stockholder Approval at the Special Meeting and (ii) not submit any Competing Proposal for approval by the stockholders of the Company.

(g) Without limiting the generality of anything in this Section 5.2, any violation of the restrictions set forth in this Section 5.3 by any directors or officers of the Company shall be deemed to be a breach by the Company of this Section 5.2.

Article VI

ADDITIONAL AGREEMENTS

Section 6.1 Notification of Certain Matters. The Company shall give prompt notice to Parent and Purchaser, and Parent and Purchaser shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party which relate to this Agreement, the Merger or the Transactions. Parent shall keep the Company informed of all material developments relating to the Financing.

Section 6.2 Access; Confidentiality. From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall, upon reasonable prior notice, give Parent and

Purchaser, their officers and their employees and their authorized Representatives, reasonable access during normal business hours to the contracts, books, records, senior management, commitments, offices and other facilities and properties of the Company. The terms of the Confidentiality Agreement shall apply to any information provided to Parent or Purchaser pursuant to this Section 6.2. Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would (a) jeopardize the attorney-client privilege of the Company or (b) contravene any applicable Law or contractual restriction; provided that the Company shall have used reasonable best efforts to make such disclosure in a form or manner that would not jeopardize such privilege or violate such Law or contractual restriction (including by redacting or otherwise not disclosing any portion thereof the disclosure of which would jeopardize such privilege or entering into a joint defense agreement).

Section 6.3 Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the Merger and the other Transactions by the Outside Date, including (i) the obtaining of all necessary actions or nonactions, licenses, permits, orders, clearances, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid any action or proceeding by, any Governmental Entity, including without limitation in connection with any Regulatory Law (all of the foregoing, collectively, the “Governmental Consents”), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Merger, the Transactions or the consummation thereof, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the Transactions.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, and in any event no later than seven (7) business days after the date hereof, make any required filings of Notification and Report Forms pursuant to the HSR Act, (ii) as promptly as practicable make appropriate filings with the Mexican Federal Competition Commission pursuant to Mexico’s Federal Law on Economic Competition and (iii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or Governmental Consents are required to be obtained from, any other Governmental Entities (including any foreign jurisdiction in which the Company or its

Subsidiaries are operating any business) or third parties in connection with the execution and delivery of this Agreement and the consummation of the Transactions, (y) to the extent not made prior to the date hereof, timely making or causing to be made all such applications and filings and seeking all such actions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals. Each party shall supply as promptly as practicable such information, documentation, other material or testimony that may be requested by any Governmental Entity, including by complying at the earliest reasonably practicable date with any request under or with respect to the HSR Act, Mexico’s Federal Law on Economic Competition, any other Governmental Consent and any such other applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in connection with such applications or filings or the Transactions. Within five (5) business days after the date hereof, to the extent legally permitted, each of the Company and Parent shall provide to counsel for the other party all filings and written submissions, including attachments thereto, made by the Company to any Governmental Entity regarding the Transactions, provided that each party shall be entitled to redact competitively sensitive information and any information relating to Company valuation and similar matters relating to the Transactions.

(c) Without limiting any of its other obligations hereunder, Parent and Purchaser shall take all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction (including multinational or supernational), or any other person, may assert under Regulatory Law with respect to the transactions contemplated hereby in order to assure satisfaction of the conditions to the Transactions, and to avoid or eliminate, and minimize the impact of, each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger, in each case so as to enable the Merger and the Transactions to occur no later than the Outside Date (any such action, a “Settlement Action”), including, without limitation by proposing, negotiating, committing to and effecting, by agreement, consent decree, hold separate order, trust or otherwise, (x) the sale, divestiture or disposition of such assets, businesses, services, products or product lines of Parent or the Company (or any of their respective Subsidiaries or affiliates) or behavioral limitations, conduct restrictions or commitments with respect to any such assets, businesses, services, products or product lines of Parent or the Company (or any of their respective Subsidiaries or affiliates), (y) the creation or termination of relationships, ventures, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or affiliates and (z) any other actions that after the Closing would limit the freedom of Parent, the Company or any of their respective Subsidiaries’ or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Company’s or the Surviving Corporation’s) or affiliates’ assets, businesses, services, products or product lines, in each case as may be required under or in connection with Regulatory Laws in order to obtain all required Governmental Consents (including expirations or terminations of waiting periods whether imposed by Law or agreement) and to avoid the entry of, or to effect the dissolution of, any order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of the Merger by the Outside Date; provided that, notwithstanding anything in this Agreement to the contrary, neither Parent nor Purchaser shall be required to take, or cause to be taken, any Settlement Action that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on (i) the Company and its Subsidiaries, taken as a whole, (ii) Parent and its subsidiaries, taken as a whole, but deemed for this purpose to be the same size as the Company and its Subsidiaries, taken as a whole, or (iii) the Company, Parent and their respective Subsidiaries, taken as a whole, but deemed for this purpose to be the same size as the Company and its Subsidiaries, taken as a whole (any of the foregoing, a “Regulatory Material Adverse Effect”). The Company and its Subsidiaries shall not, without Parent’s prior written consent discuss or commit to any extension of any waiting period under any Law or to any agreement not to consummate the Merger. If requested by Parent, the Company shall take any action or make any agreement required by any Governmental Entity under any Regulatory Law; provided that any such action or agreement is conditioned on the consummation of the Merger. The Company shall not take any action or make any agreement required by any Governmental Entity under any Regulatory Law without the written consent of Parent, in its sole discretion.

(d) Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Entity, each of the Company and Parent agrees (i) to cooperate and consult with each other, (ii) to furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) to keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party and/or any Governmental Entity with respect to the Transactions and (iv) to permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Entity with respect to obtaining the necessary approvals for the Transactions and (v) not to participate in any meeting or discussion in person or by telephone expected to address matters related to the transactions contemplated hereby with any Governmental Entity in connection with any of the Transactions unless, to the extent not prohibited by such Governmental Entity, it gives the other party reasonable notice thereof and the opportunity to attend and observe. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section in a manner so as to preserve any applicable privilege. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.3(d) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.3, if any administrative or judicial action or proceeding, including any proceeding by a Governmental Entity or any other person is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Subject to the terms of this Agreement, Parent shall be entitled to direct the defense of the Transaction in any investigation or litigation by, or negotiations with, any Governmental Entity or other Person relating to the Merger or regulatory filings under applicable Regulatory Law. Nothing in this Agreement shall restrict Parent from (if it so chooses) opposing by refusing to consent to, through litigation or otherwise, any request, attempt or demand by any Governmental Entity or other person for any divestiture, hold separate condition or any other restriction with respect to any assets, businesses or product lines of either Parent or the Company, in each case, to the extent doing so would not and would not reasonably be expected to prevent the Closing from occurring by the Outside Date.

For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

(f) Parent shall not, and shall not permit any of its Subsidiaries to, enter into or agree to enter into any letter of intent, agreement in principle or definitive agreement for the acquisition of any business or person that is reasonably likely to prevent, impair or delay the receipt of any approval or waiver required under any Regulatory Law or its ability to obtain the Financing.

(g) Without limiting any of its other obligations hereunder, Parent shall take all actions necessary to obtain the Financing or any alternative financing sought in connection with the Transactions in order to permit Purchaser and Parent to consummate the Transactions at the time and in accordance with the provisions of this

Agreement. Without limiting the foregoing, Parent shall assure that all funds necessary to permit Purchaser to consummate the Merger and the other Transactions are available to Purchaser on a timely basis and hereby unconditionally guarantees the performance by Purchaser of all of its obligations hereunder.

(h) The Company and Parent shall give (and shall cause their respective Subsidiaries to give) any notices to third parties, and use (and shall cause their respective Subsidiaries to use) reasonable best efforts to obtain any third-party consents necessary, proper or advisable to consummate the Transactions.

(i) Parent shall vote (or act by written consent if applicable with respect to) all of the shares of capital stock of Purchaser beneficially owned by it in favor of the adoption of this Agreement in accordance with applicable Law.

Section 6.4 Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party, unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement; provided, however, that the Company shall not be required to provide any such review or comment to Parent in connection with the receipt and existence of a bona fide Competing Proposal and matters related thereto or a Change of Recommendation; provided, further, each party hereto and their respective controlled affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.4.

Section 6.5 Directors’ and Officers’ Insurance and Indemnification.

(a) Parent shall, and shall cause the Surviving Corporation to, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries to the fullest extent permissible under applicable Law, under the Company Governing Documents or any comparable governing instruments of any Company Subsidiary in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) to the individuals covered by such Company Governing Documents or any comparable governing instruments of any Company Subsidiary or Indemnification Agreements arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including in connection with the approval of this Agreement and the Transactions.

(b) Without limiting the provisions of Section 6.5(a), for a period of six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to: (i) indemnify and hold harmless each current and former director, officer or employee of the Company or any of its Subsidiaries, (including any individual who shall become a director, officer or employee on or after the date hereof and prior to the Effective Time) in such capacity, and also with respect to any such person, in their capacity as a director, officer, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Company) serving at the request of or on behalf of the Company or any Company Subsidiary (each, together with such person’s heirs, executors or administrators, a “Covered Person”) against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission at or prior to the Effective Time, or (B) this Agreement or any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt, to the extent required by the DGCL, of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified; provided that the obligations in this sentence shall only apply with respect to any Covered Person to the extent that such Covered Persons is and is permitted to be indemnified by the Company or any of its Subsidiaries as of the date hereof. Notwithstanding anything to the contrary contained in this Section 6.5 or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under this Section 6.5(b) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation.

(c) For a period of six (6) years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents. The Indemnification Agreements with Covered Persons shall continue in full force and effect in accordance with their terms.

(d) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company or any of its Subsidiaries with respect to claims arising from or related to facts or events which occurred or failed to occur (or which are alleged to have occurred or failed to occur) at or before the Effective Time covering all individuals currently covered thereby; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid by the Company in the prior fiscal year for such insurance (such 300% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance covering all individuals currently covered thereby obtainable for an annual premium equal to the Base Premium; provided, further, if the Company in its sole discretion elects, then, in lieu of the foregoing insurance, the Company may purchase at any time prior to the Effective Time a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall cover all individuals currently covered thereby and shall have an aggregate coverage limit over the term of such policy in an amount equal to the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other respects shall be comparable to such existing coverage); provided that the cost of such “tail” or “runoff” insurance program does not exceed six times the Base Premium.

(e) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.5.

(f) The Covered Persons are intended third party beneficiaries of this Section 6.5 and may directly enforce the provisions hereof, and this Section 6.5 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby. For purposes of this Section 6.5, except the proviso in the first sentence of Section 6.5(b), Company Subsidiaries or any Subsidiary of the Company shall include current and former Subsidiaries of the Company.

Section 6.6 State Takeover Laws. If any “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under state or federal Laws becomes or is deemed to become applicable to the Company, the Merger or any other

Transaction, then the Company Board of Directors shall use its reasonable best efforts to render such statute (or the relevant provisions thereof) inapplicable to the foregoing.

Section 6.7 Obligations of Purchaser. Parent shall take all action necessary to cause Purchaser to perform its obligations under this Agreement required to be performed prior to the Closing and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.8 Employee Benefits Matters.

(a) Effective as of the Effective Time and continuing through December 31, 2012, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company or the Company Subsidiaries who continues to be employed by the Company or the Surviving Corporation or any of their respective Subsidiaries (other than such employees covered by collective bargaining agreements) (the “Affected Employees”), (i) a base salary or regular hourly wage, whichever is applicable, that is substantially comparable to the base salary or regular hourly wage provided to such Affected Employee by the Company immediately prior to the Effective Time and (ii) employee benefits (other than equity compensation and short-term incentive compensation) that are, in the aggregate, substantially comparable to those provided to such Affected Employee (including all dependents) by the Company immediately prior to the Effective Time; provided, that Parent may provide Affected Employees with equity compensation grants in its discretion; and provided, further, that Parent shall have no obligation to cause any Affected Employee who is not actively accruing benefits under a tax-qualified defined benefit plan of the Company or the Company Subsidiaries immediately prior to the Effective Time to actively accrue benefits under a tax-qualified defined benefit of Parent and its Subsidiaries. Without limiting the generality of the foregoing, until the date that is 18 months following the Effective Time, Parent shall cause to be maintained in place, in accordance with its terms as of the date of this Agreement the Temple-Inland Enhanced Severance Pay Policy, which is set forth on Schedule 6.8(a) of the Company Disclosure Letter and any severance policy for hourly or part time employees who are not subject to collective bargaining agreements that is included in an employee handbook or similar document as of the date of this Agreement. For 2011, the Company and the Company Subsidiaries shall pay bonuses to the Affected Employees at the earlier of (x) the Effective Time or (y) the date on which short term bonuses are ordinarily paid to Affected Employees based on the greater of target level and actual performance in respect of the portion of the 2011 year from January 1, 2011 through December 31, 2011 or, if earlier, the Effective Time. If the Effective Time has not occurred by January 1, 2012, the Company may establish for 2012 annual incentive targets and performance goals that are substantially similar to the annual incentive targets and performance goals under the Company’s 2011 annual incentive compensation plan and the Company and the Company Subsidiaries shall pay pro-rata bonuses for 2012 at the target level to Affected Employees at the Effective Time. Parent shall cause the

Affected Employees to participate in short-term annual incentive compensation plans of Parent and its Subsidiaries for 2012 or, if the Effective Time occurs in 2012, for the remainder of 2012, that provide short-term annual incentive compensation opportunities that are, in the aggregate, substantially comparable to those provided to similarly situated employees of Parent and its Subsidiaries (other than the Surviving Corporation and its Subsidiaries).

(b) Following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, that periods of employment with the Company (including, without limitation, any current or former affiliate of the Company or any predecessor of the Company) shall be taken into account for purposes of determining, as applicable, the eligibility, vesting and benefit accrual under all employee benefit plans maintained by Parent or an affiliate of Parent for the benefit of the Affected Employees (other than (i) for benefit accrual under defined benefit pension plans, (ii) for service under retiree medical plans for any purpose, (iii) as would result in a duplication of benefits and (iv) under newly established plans for which similar situated employees of Parent and its Subsidiaries do not receive such credit).

(c) Effective as of the Effective Time and thereafter, Parent shall, and shall cause the Surviving Corporation to, (i) reduce any period of limitation on health benefits coverage of Affected Employees due to pre-existing conditions (or actively at work or similar) under the applicable health benefits plan of Parent or an affiliate of Parent by the number of days of an individual’s “creditable coverage,” to the extent required by Section 701 of ERISA, (ii) waive any and all eligibility waiting periods and evidence of insurability requirements with respect to such Affected Employees to the extent such eligibility waiting periods or evidence of insurability requirements were waived with respect to the Affected Employees under the Benefits Plans and (iii) credit each Affected Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the health benefit plans of the Company or its affiliates prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Parent or an affiliate of Parent for such year. None of the Transactions shall affect any Affected Employee’s accrual of, or right to take, any accrued but unused personal, sick or vacation policies applicable to such Affected Employee immediately prior to the Effective Time.

(d) In addition to any obligations imposed by applicable Law upon any successor to the Company, as successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (or to any Company Subsidiary or division of the Company in which the employee who has entered into a change in control agreement with the Company (each a “Change in Control Agreement” and collectively, the “Change in Control Agreements”)

is employed, including but not limited to, the Company’s building products operations), Parent shall cause Surviving Corporation or the applicable Subsidiary that is a party thereto to assume and agree to perform, the obligations under the Change in Control Agreements in accordance with their respective terms and conditions. Parent shall cause any successor to all or substantially all of the business and/or assets of the Company’s building products operations to assume and agree to perform the obligations under the Change in Control Agreements for any employee of such operations who is party to a Change in Control Agreement who becomes employed by such successor. In addition, for the purposes of Section 7.1 of the Change in Control Agreement, the “Board” shall mean the board of directors of Parent or the board of directors of its ultimate successor parent company, or the compensation committee of such board of directors.

(e) Nothing in this Agreement shall confer upon any Affected Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Affected Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any affiliate of Parent and the Affected Employee. This Section 6.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.8, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.8. Notwithstanding any provision in this Agreement to the contrary and without limiting the foregoing, nothing in this Section 6.8 shall create any third party beneficiary rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 6.9 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.11 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors or officers relating to the Transactions. The Company agrees that it shall not settle or offer to settle any litigation against the Company or any of its directors or officers by any stockholder of the Company relating to this Agreement, the Merger, any other Transaction or the Offer, without the prior written consent of Parent, such consent not to be unreasonably withheld.

Section 6.12 Financing Cooperation.

(a) Prior to the Closing, the Company shall, and shall cause its Affiliates and its and their respective officers, employees and advisors (including legal and accounting) to, provide to Parent all cooperation reasonably requested by Parent in connection with obtaining debt financing for the Transactions.

(b) In respect of any indebtedness that Parent advises the Company in writing will be repaid or terminated in connection with the Closing, the Company will use reasonable best efforts to obtain and deliver to Parent at or prior to Closing, customary payoff letters, termination statements, releases and similar evidences of termination, subject to the timely receipt of funds from Parent, reasonably requested by, and in form and substance reasonably satisfactory to, Parent.

Section 6.13 Termination of Offer. On the date hereof, Parent shall take all actions necessary to terminate the Offer.

Article VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Purchaser and the Company, as the case may be, to the extent permitted by applicable Law:

(a) This Agreement shall have been adopted by the Requisite Stockholder Approval;

(b) No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits or makes unlawful the consummation of the Merger, and there shall be no judgment, injunction, order, restraint or prohibition of a court or other tribunal of competent jurisdiction in effect temporarily or permanently prohibiting the consummation of the Merger; and

(c) (i) Any applicable waiting period under the HSR Act, Mexico’s Federal Law on Economic Competition, or imposed by any agreement with the Antitrust Division of the U.S. Department of Justice shall have expired or been earlier terminated, and (ii) all applicable waiting and other time periods under other applicable state or foreign antitrust, competition or fair trade Laws or applicable Laws, other than those referred to in the foregoing clause (i), shall have expired, lapsed or been terminated (as appropriate) and all regulatory clearances in any relevant jurisdiction shall have been obtained, in each case, in respect of the Merger unless otherwise waived by Parent; provided that with respect to the condition set forth in this clause (ii), the failure of such condition shall not relieve either Parent or Purchaser of its obligation to consummate the Merger unless consummation of the Merger without obtaining any of the regulatory clearances referred to in this clause (ii) would reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect or result in criminal liability for any officer or director of Parent, the Company or any of their respective Subsidiaries.

Section 7.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or written waiver by the Company) of the following conditions:

(a) The representations and warranties of Parent and Purchaser set forth in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to prevent, impede or delay the consummation of any of the Transactions; provided that representations and warranties that are made as of a particular date or period shall be true and correct in such manner only as of such date or period;

(b) Parent and Purchaser shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3 Conditions to Obligation of Parent and Purchaser to Effect the Merger. The obligation of Parent and Purchaser to effect the Merger is further subject to the fulfillment (or written waiver by Parent and Purchaser) of the following conditions:

(a) (i) The representations and warranties of the Company set forth in this Agreement which are qualified by a “Company Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Company set forth in this Agreement which are not qualified by a “Company Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided that (x) with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable), only as of such date or period, and (y) the representations and warranties of the Company set forth in Section 3.2 (except for inaccuracies that are, in the aggregate, de minimis), Section 3.3, Section 3.4, Section 3.20, Section 3.21 and Section 3.22 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than such specified representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct in all respects (except, in the case of Section 3.2, for inaccuracies that are, in the aggregate, de minimis) as of such other date);

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(d) Since January 1, 2011, no Effects have occurred which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Article VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Requisite Stockholder Approval, if applicable) as follows:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by either Parent or the Company prior to the Effective Time, if there has been a breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (A) in the case of a breach by the Company would result in the conditions in Section 7.3(a) or (b) not being satisfied and (B) in the case of a breach by Parent or Purchaser would result in the conditions in Section 7.2(a) or (b) not being satisfied (and in the case of clause (A) or (B) as applicable, such breach is not curable, or if curable, has not been cured within twenty (20) business days after the receipt of notice thereof by the defaulting party from the non-defaulting party); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(b) by any party if such party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement; or

(c) by either the Company or Parent if the Effective Time shall not have occurred on or before the date that is nine months after the date hereof (the “Outside Date”); provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall not have breached in any material respect its obligations under this Agreement in any manner that has been a principal cause of the failure to consummate the Merger on or before such date;

(d) by Parent, if the Company Board of Directors shall have effected a Change of Recommendation; provided, however, the exercise of such termination right by Parent must occur within four (4) business days after notice by the Company to Parent of its right to terminate pursuant to this Section 8.1(d);

(e) by either the Company or Parent if the Special Meeting shall have concluded and the Requisite Stockholder Approval shall not have been obtained; provided that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to the Company if the Company has materially breached its obligations under Section 5.2;

(f) by either the Company or Parent if a Governmental Entity of competent jurisdiction, that is within a jurisdiction that is material to the business and operations of the Company, shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(f) shall have complied with its obligations under Section 6.3.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Purchaser or the Company, except that the Confidentiality Agreement, Section 8.2 and Section 9.3 through Section 9.13 shall survive such termination; provided, however, that nothing herein shall relieve (x) any party from any liability for any failure to consummate the Transactions if required to pursuant to this Agreement (it being understood that the failure of Parent or Purchaser to receive the proceeds of the Financing or of any alternative financing shall not relieve Parent or Purchaser from any such liability or of their obligations to consummate any of the Transactions), or (y) any party hereto from liability for a willful breach of its covenants or agreements set forth in this Agreement prior to such termination (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of–pocket costs, and may include the benefit of the bargain lost by Parent and Purchaser, or by the Company’s stockholders (taking into consideration relevant matters, including the total amount payable to such stockholders under this Agreement and the time value of money), which shall be deemed in such event to be damages of the Company). Payment of the Reverse Termination Fee shall not relieve Parent or Purchaser for any other liability hereunder, including for any breach of Section 6.3.

(b) Termination Fee.

(i) If Parent terminates this Agreement pursuant to Section 8.1(d) or if the Company terminates this Agreement pursuant to Section 8.1(b) during any time at which Parent was entitled to terminate this Agreement pursuant to Section 8.1(d), then the Company shall pay to Parent an amount in cash equal to $ 105,000,000 (the “Termination Fee”) by wire transfer (to an account designated by Parent) within two (2) business days of the date of such termination.

(ii) If (x) any Competing Proposal shall have been publicly announced or shall have become publicly known and in any such case not withdrawn prior to the Special Meeting and this Agreement is terminated by Parent pursuant to Section 8.1(c) and the Requisite Stockholder Approval has not been obtained or Section 8.1(e) and (y) concurrently with or within twelve (12) months after such termination, any definitive agreement providing for a Competing Proposal shall have been entered into by the Company or a Competing Proposal shall have been consummated, then the Company shall pay to Parent the Termination Fee in cash (it being understood that in no event shall Parent be entitled to receive the Termination Fee on more than one occasion) by wire transfer (to an account designated by Parent), upon the earlier of consummation of the Competing Proposal or the date on which the Company enters into the agreement providing for such Competing Proposal, as applicable.

(iii) For purposes of Section 8.2(b)(ii), the term “Competing Proposal” shall have the meaning assigned to such term in Section 9.5, except that the reference to “at least 20%” in the definition of “Competing Proposal” shall be deemed to be a reference to “at least 50%.”

(c) If the Company or Parent terminates this Agreement pursuant to Section 8.1(c) or Section 8.1(f) and in either case at the time of such termination, all of the conditions to Closing set forth in Sections 7.1, 7.3(a), 7.3(b) and 7.3(d) have been satisfied or waived (or, if the Closing were to have taken place on the date of termination, such conditions would have been so satisfied), other than so much of the conditions in Section 7.1(b) and/or Section 7.1(c) as relates to the failure to receive any required consent or clearance under, the failure to secure the expiration or termination of any waiting period under, the issuance of any judgment, injunction, order, restraint or prohibition pursuant to, or any other failure of the Transactions to comply with, any Regulatory Law, then Parent shall pay to the Company an amount in cash equal to $200,000,000 (the “Reverse Termination Fee”) within two (2) Business Days of such termination.

(d) Each of the Company and Parent acknowledges that the agreements contained in Section 8.2(b) and Section 8.2(c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Purchaser and the Company would not enter into this Agreement.

Article IX

MISCELLANEOUS

Section 9.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Requisite Stockholder Approval, if applicable, by written agreement of the parties hereto (by action taken by their respective Boards of Directors); provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

(b) At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein.

Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party or parties granting such extension or against whom such waiver is to be effective, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right and any partial exercise thereof shall not preclude any other or further exercise of any other right hereunder.

Section 9.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.3 Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. Notwithstanding anything to the contrary contained herein, Parent, Purchaser and the Company shall pay the amount of any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes imposed on Parent, Purchaser, the Company or any of the Company Subsidiaries in connection with this Agreement and the Transactions contemplated hereby.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt), by email (notice deemed given upon sending), or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Purchaser, to:

International Paper Company

6400 Poplar Avenue

Memphis, Tennessee 38197

Attention: Sharon R. Ryan, Vice President, Acting General

Counsel and Corporate Secretary

Facsimile: (203) 541-8200

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Jeffrey J. Rosen

William D. Regner

Facsimile: (212) 909-6836

and

(b)	if to the Company, to:

Temple-Inland Inc.

1300 MoPac Expressway South, 3rd Floor

Austin, Texas 78746

Attention: C. Morris Davis, General Counsel

Facsimile: (512) 434-8051

with copies to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd St.

New York, NY 10019

Attention: Benjamin M. Roth

Facsimile: (212) 403-2000

Section 9.5 Certain Definitions. For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement shall not include any provision having the effect of prohibiting the Company from satisfying its obligations under this Agreement.

“Benefit Plans” means all employee benefit plans, programs, agreements or arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, vision, dental or other health plans, life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any of its Subsidiaries, or to which the Company or its Subsidiaries contributes or is obligated to contribute thereunder, or with respect to which the Company or its Subsidiaries has or may have any material liability (contingent or otherwise).

“business days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Certificate” means the certificate of incorporation of the Company filed with the Secretary of State of the State of Delaware, as amended.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had a material adverse effect on the financial condition, business, assets or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects resulting from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to exist: (i) conditions (or changes therein) in any business or industry in which the Company operates, including changes in, or levels of, commodity prices or prices of other inputs, products, goods or services, (ii) legal, tax, economic, political and/or regulatory conditions (or changes therein), including any conditions (or changes therein) in financial, credit or capital markets, (iii) any generally applicable change in Law or GAAP or interpretation of any of the foregoing, (iv) any actions required to be taken pursuant to this Agreement or taken at the request of Parent and any Effect attributable to the execution or announcement of this Agreement and the Transactions (including the Merger), including any litigation arising therefrom, and any adverse change in customer, employee, supplier, financing source, stockholder, joint venture partner or other relationship, including as a result of the identity of Parent, (v) changes in the Common Stock price or the trading volume of the Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (vi) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (vii) other than with respect to matters listed in clause (ix) or (x) below, the status or outcome of, or other developments relating to or arising in connection with, any item, including any litigation, investigation or inquiry involving the Company or any Company Subsidiary or any Covered Person, in each case that has been disclosed in the Company Disclosure Letter or in the Company SEC Documents filed prior to the date hereof and since December 31, 2009 (in the case of Company SEC Documents, (I) only to the extent reasonably apparent in the Company SEC Documents that such disclosed item is an event, item or occurrence that relates to a matter covered by a representation or warranty set forth in Article III and (II) other than in risk factors or other forward-looking statements or language in such filings); provided that any worsening of the status or outcome of any such item from that reasonably apparent from such disclosure thereof in such Company SEC Documents or in the Company Disclosure Letter may be taken into account in determining whether there has been a Company Material Adverse Effect or there is reasonably likely to be a Company Material Adverse Effect, (viii) conditions arising out of acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war or acts of armed hostility, weather conditions or other natural disasters or force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (ix) any liabilities related to or arising out of the discharge, in August, 2011, into the Pearl River from the Company’s paper mill in Bogalusa, Louisiana and (x) any liabilities pursuant to the case in the United States District Court for the Northern District of Texas captioned Tepper v. Temple-Inland Inc., Case 3:11-cv-02088-D (filed August 22, 2011) or arising out of the matters that are the subject of the foregoing; provided that (A) Effects referred to in clause (i) may be taken into account in determining whether there has been a Company Material Adverse Effect or there is reasonably likely to be a Company Material Adverse Effect to the extent such Effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, in relation to other industry participants and (B) Effects related to the matters referred to in clauses (ix) and (x) may be taken into account in determining whether there has been a Company Material Adverse Effect or there is reasonably likely to be a Company Material Adverse Effect to the extent that such Effects result in or are reasonably likely to constitute a material deterioration.

“Company Subsidiary” means a Subsidiary of the Company.

“Competing Proposal” means any proposal made by a Person or group (other than a proposal or offer by Parent or any of its Subsidiaries) at any time which is structured to permit any Person or group to, or as a result of which any Person or group would, acquire beneficial ownership of at least 20% of the assets of, equity interest in, or businesses of, the Company (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Merger.

“Confidentiality Agreement” means the Confidentiality Agreement, dated September 2, 2011 between Parent and the Company.

“Effect” means any fact, change, event, circumstance or occurrence.

“Environmental Law” means any and all applicable Laws which (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water or air; ; or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is treated as a single employer under Section 414 of the Code.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder and stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations, any filings with the SEC and all other matters related to the Closing and the Transactions.

“Financing” means the financing contemplated by the Debt Commitment Letter.

“Financing Sources” means any entity that commits to provide debt financing in connection with the Transactions, including the lender parties to the Debt Commitment Letter or any definitive loan agreement.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon gas, and petroleum products or by-products.

“Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, Software, Internet Web sites, mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, Trade Secrets and all similar intellectual property rights.

“Intervening Event” means an event, fact, circumstance or development (that does not relate to a Competing Proposal) that was neither known nor reasonably foreseeable by the Company Board of Directors as of the date hereof, which becomes known prior to time at which the Requisite Stockholder Approval is obtained.

“knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) any executive officer of Parent or Purchaser with respect to Parent or Purchaser, or (b) any executive officer of the Company with respect to the Company, in each case after reasonably inquiry.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest or similar encumbrance.

“Material Contract” means any of the following to the Company or any of its Subsidiaries is a party to or by which any of them is bound:

(i) any agreement that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(ii) any agreement relating to indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $10 million;

(iii) any joint venture, partnership, limited liability company or other similar agreements or arrangements (including any agreement providing for joint research, development or marketing);

(iv) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any business, capital stock or assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) any agreement that (A) limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or that would so limit the freedom of Parent or its Affiliates or the Company or any of its Subsidiaries after the Closing, (B) contains exclusivity obligations or restrictions binding on the Company or any of its Subsidiaries or that would be binding on Parent or any of its Affiliates after the Closing or (C) grants a most-favored nation status to any Person other than the Company or any of its Subsidiaries;

(vi) any agreement or series of related agreements for the purchase of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments by the Company and its Subsidiaries over the remaining term of such agreement or related agreements of $5 million or more or under which the Company and its Subsidiaries made payments of $10 million or more during the twelve-month period ending on June 30, 2011;

(vii) any sales, distribution, agency or other similar agreement providing for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments to the Company or the Company Subsidiaries over the remaining term of the agreement of $10 million or more or under which payments of $20 million or more were made to the Company or its Subsidiaries during the twelve-month period ending on June 30, 2011;

(viii) any agreement relating to any interest rate, derivatives or hedging transaction;

(ix) any agreement (including any “take-or-pay” or keepwell agreement) under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or any of its Subsidiaries or (B) the Company or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business); and

(x) any other agreement, commitment, arrangement or plan that is (A) not made in the ordinary course of business and (B) material to the Company and its Subsidiaries, taken as a whole.

“on a fully diluted basis” means, as of the relevant date, (i) all Shares and other capital stock of the Company entitled to vote in the election of directors or upon the adoption of this Agreement plus (ii) all Shares and other capital stock of the Company that the Company may be required to issue or deliver pursuant to Company Options or other Equity Interests, whether or not then vested or exercisable.

“Parent Financial Advisor” means Evercore Group L.L.C. and UBS Securities LLC.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Proxy Statement Clearance Date” means the first to occur of (x) the date on which the SEC staff has confirmed that it does not intend to review the Proxy Statement and (y) the date on which the SEC staff has, orally or in writing, confirmed that it has no further comments on the Proxy Statement.

“Representatives” means, when used with respect to Parent, Purchaser or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and its Subsidiaries.

“Rights” means the Rights issued pursuant to the Rights Agreement.

“Rights Agreement” means the Rights Agreement, dated as of June 7, 2011, between the Company and Computershare Trust Company, N.A., as Rights Agent.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a Competing Proposal for or in respect of more than 80% of the outstanding Common Stock or assets of the Company, that the Company Board of Directors determines in good faith, after consultation with the Company’s financial and legal advisors, and taking into account the estimated timing and certainty of consummation and relevant financial, legal, regulatory factors, and such other factors as the Company Board of Directors considers to be appropriate, is more favorable to the Company’s stockholders (in their capacity as such) than the transactions contemplated by this Agreement.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws or regulations.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, without limitation, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, estimated, or any other tax of any kind whatsoever, and including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Trade Secrets” means all inventions, processes, designs, formulae, trade secrets, know-how, ideas, research and development, data, databases and confidential information.

“willful breach” means a material breach that (1) is a consequence of an act undertaken or omitted by a party with the knowledge (actual or constructive) that the taking or omitting of such act would, or would be reasonably expected to, cause a breach of this Agreement and (2) would prevent or materially delay the Closing or give another party to this Agreement the right not to consummate the Merger; it being understood and agreed that any breach of Section 5.2 that meets the description of clause (1) of this definition shall constitute a willful breach.

Section 9.6 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Affected Employees”	Section 6.8(a)
“Agreement”	Preamble
“Appraisal Rights”	Section 2.3(a)
“Base Premium”	Section 6.5(d)
“Book-Entry Shares”	Section 2.2(b)
“Certificate of Merger”	Section 1.3

“Certificates”	Section 2.2(b)
“Change in Control Agreements”	Section 6.8(d)
“Change of Recommendation”	Section 5.2(a)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Common Stock”	Section 3.2(a)
“Company”	Preamble
“Company Board of Directors”	Recitals
“Company Board Recommendation”	Recitals
“Company Disclosure Letter”	Article III
“Company Equity Awards”	Section 2.4(c)
“Company Equity Plan”	Section 2.4(a)
“Company Financial Advisor”	Section 3.20
“Company Options”	Section 2.4(a)
“Company Permits”	Section 3.18(b)
“Company SEC Documents”	Section 3.6
“Covered Persons”	Section 6.5(b)
“Debt Commitment Letter”	Section 4.7
“DGCL”	Recitals
“Dissenting Shares”	Section 2.3(a)
“Effective Time”	Section 1.3
“Equity Interests”	Section 3.2(b)
“Exchange Act”	Section 1.6
“Exchange Fund”	Section 2.2(a)
“FCPA”	Section 3.25
“Financial Statements”	Section 3.6
“GAAP”	Section 3.6
“Governmental Consents”	Section 6.3(a)
“Governmental Entity”	Section 3.5
“HSR Act”	Section 3.5
“Indemnification Agreements”	Section 6.5(a)
“Leases”	Section 3.11(b)
“Leased Real Property”	Section 3.11(b)
“Legal Proceeding”	Section 3.13
“Match Period”	Section 5.2(d)
“Merger”	Recitals
“Merger Consideration”	Recitals
“Notice of Superior Proposal or Intervening Event”	Section 5.2(d)
“Offer”	Recitals
“Option Consideration”	Section 2.4(a)
“Outside Date”	Section 8.1(c)
“Owned Intellectual Property”	Section 3.12(a)

“Owned Real Property”	Section 3.11(a)
“Parent”	Preamble
“Parent Disclosure Letter”	Article IV
“Paying Agent”	Section 2.2(a)
“Permitted Liens”	Section 3.11(a)
“Preferred Stock”	Section 3.2(a)
“Proxy Statement”	Section 1.6(a)
“Purchaser”	Preamble
“Purchaser Common Stock”	Section 2.1
“Regulatory Law”	Section 6.3(e)
“Regulatory Material Adverse Effect”	Section 6.3(c)
“Requisite Stockholder Approval”	Section 3.21
“Restricted Share”	Section 2.4(b)
“Reverse Termination Fee”	Section 8.2(c)
“Sarbanes-Oxley Act”	Section 3.6
“SEC”	Section 1.6
“Securities Act”	Section 3.6
“Settlement Action”	Section 6.3(c)
“Shares”	Recitals
“Special Meeting”	Section 1.6(b)(i)
“Subsidiary Securities”	Section 3.2(e)
“Surviving Corporation”	Section 1.1(a)
“Termination Fee”	Section 8.2(b)(i)
“Transactions”	Recitals
“Voting Debt”	Section 3.2(a)

Section 9.7 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b 2 of the Exchange Act. All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL). Any table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.8 Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

Section 9.9 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement:

(a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof; and

(b) except as provided in Section 6.5, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder (it being agreed that this Section 9.9 shall not limit Section 8.2(a) ); provided that the Financing Sources shall be express third party beneficiaries of Sections 9.11(c) and 9.12.

Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party.

Section 9.11 Governing Law; Jurisdiction.

(a) This Agreement and all claims or causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Law of any other state.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding shall be heard and determined in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (v) waives, to the fullest extent permitted by Law, any claim that it is not personally subject to the jurisdiction of the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof for any reason other than the failure to serve in accordance with this Agreement, (vi) waives, to the fullest extent permitted by Law, any claim that it or its property is exempt or immune from jurisdiction of the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (vii) waives, to the fullest extent permitted by Law, any claim that this Agreement, or the subject mater hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) Notwithstanding the foregoing, each of the parties hereto irrevocably and unconditionally agrees, for itself and its property, that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and makes the agreements, waivers and consents set forth in

Section 9.11(b) mutatis mutandis but with respect to the courts specified in this Section 9.11(c).

Section 9.12 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH (INCLUDING ANY LITIGATION INVOLVING THE FINANCING SOURCES) OR THE OFFER AND MERGER CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to Parent or to a wholly owned Subsidiary of Parent that agrees in a manner acceptable to the Company to be bound by the provisions of this Agreement as if it were Purchaser as long as any such assignment does not interfere with or delay the consummation of any of the Transactions. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.14 Enforcement; Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to specifically enforce the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

INTERNATIONAL PAPER COMPANY

By	/S/ JOHN V. FARACI
Name:	John V. Faraci
Title:	Chairman and Chief Executive Officer

METAL ACQUISITION INC.

By	/S/ TIM S. NICHOLLS
Name:	Tim S. Nicholls
Title:	Vice President

TEMPLE-INLAND INC.

By	/S/ DOYLE R. SIMONS
Name:	Doyle R. Simons
Title:	Chairman and Chief Executive Officer

ANNEX A

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TEMPLE-INLAND INC.

FIRST: The name of the Corporation is Temple-Inland Inc.

SECOND: The Corporation’s registered office in the State of Delaware is at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.

(b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

(c) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

(d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the

Corporation, except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide.

(e) No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article FIFTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

SIXTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

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ANNEX B

TEMPLE-INLAND INC.

AMENDED AND RESTATED BYLAWS

As Adopted on [    ]

TEMPLE-INLAND INC.

AMENDED AND RESTATED BYLAWS

i

(continued)

ii

(continued)

		Page

Section 7.02.	Other Offices	17

ARTICLE VIII	GENERAL PROVISIONS	17

Section 8.01.	Dividends	17
Section 8.02.	Reserves	17
Section 8.03.	Execution of Instruments	17
Section 8.04.	Voting as Stockholder	17
Section 8.05.	Fiscal Year	18
Section 8.06.	Seal	18
Section 8.07.	Books and Records; Inspection	18
Section 8.08.	Electronic Transmission	18

ARTICLE IX	AMENDMENT OF BYLAWS	18

Section 9.01.	Amendment	18

ARTICLE X	CONSTRUCTION	18

Section 10.01.	Construction	18

iii

TEMPLE-INLAND INC.

BYLAWS

As adopted on [    ]

ARTICLE I

MEETINGS OF STOCKHOLDERS

Section 1.01. Annual Meetings. An annual meeting of the stockholders of the corporation for the election of directors and for the transaction of such other business as properly may come before such meeting shall be held each year either within or without the State of Delaware on such date and at such place and time as are designated by resolution of the corporation’s board of directors (the “Board”), unless the stockholders have acted by written consent to elect directors as permitted by the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

Section 1.02. Special Meetings. A special meeting of the stockholders for any purpose may be called at any time by the President (or, in the event of his or her absence or disability, by any Vice President) or by the Secretary pursuant to a resolution of the Board, to be held either within or without the State of Delaware on such date and at such time and place as are designated by such officer or in such resolution.

Section 1.03. Participation in Meetings by Remote Communication. The Board, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the DGCL and any other applicable law for the participation by stockholders and proxyholders in a meeting of stockholders by means of remote communications, and may determine that any meeting of stockholders will not be held at any place but will be held solely by means of remote communication. Stockholders and proxyholders complying with such procedures and guidelines and otherwise entitled to vote at a meeting of stockholders shall be deemed present in person and entitled to vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication.

Section 1.04. Notice of Meetings; Waiver of Notice.

(a) The Secretary or any Assistant Secretary shall cause notice of each meeting of stockholders to be given in writing in a manner permitted by the DGCL not less than 10 days nor more than 60 days prior to the meeting to each stockholder of record entitled to vote at such meeting, subject to such exclusions as are then permitted by the DGCL. The notice shall specify (i) the place, if any, date and time of such meeting, (ii) the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, (iii) in the case of a special meeting, the purpose or purposes for which such meeting is called, and (iv) such other information as may be required by law or as may be deemed appropriate by the President, the Vice President calling the meeting, or the Board. If the stockholder list referred to in Section 1.06 of these bylaws is made accessible on an electronic network, the notice of meeting must indicate how the stockholder list can be accessed. If the meeting of stockholders is to be held solely by means of electronic communications, the notice of meeting must provide the information required to access such stockholder list during the meeting.

(b) A written waiver of notice of meeting signed by a stockholder or a waiver by electronic transmission by a stockholder, whether given before or after the meeting time stated in such notice, is deemed equivalent to notice. Attendance of a stockholder at a meeting is a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business at the meeting on the ground that the meeting is not lawfully called or convened.

Section 1.05. Proxies.

(a) Each stockholder entitled to vote at a meeting of stockholders or to express consent to or dissent from corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy.

(b) A stockholder may authorize a valid proxy by executing a written instrument signed by such stockholder, or by causing his or her signature to be affixed to such writing by any reasonable means, including but not limited to by facsimile signature, or by transmitting or authorizing an electronic transmission (as defined in Section 8.08 of these bylaws) setting forth an authorization to act as proxy to the person designated as the holder of the proxy, a proxy solicitation firm or a like authorized agent. Proxies by electronic transmission must either set forth, or be submitted with, information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of a writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used if such copy, facsimile telecommunication or other reproduction is a complete reproduction of the entire original writing or transmission.

(c) No proxy may be voted or acted upon after the expiration of three years from the date of such proxy, unless such proxy provides for a longer period. Every proxy is revocable at the pleasure of the stockholder executing it unless the proxy states that it is irrevocable and applicable law makes it irrevocable. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary.

Section 1.06. Voting Lists. The officer of the corporation who has charge of the stock ledger of the corporation shall prepare, at least 10 days before every meeting of the stockholders (and before any adjournment thereof for which a new record date has been set), a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. This list shall be open to the examination of

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any stockholder prior to and during the meeting for any purpose germane to the meeting as required by the DGCL or other applicable law. The stock ledger shall be the only evidence as to who are the stockholders entitled by this section to examine the list required by this section or to vote in person or by proxy at any meeting of stockholders.

Section 1.07. Quorum. Except as otherwise required by law or by the certificate of incorporation, the presence in person or by proxy of the holders of record of a majority of the shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business at such meeting.

Section 1.08. Voting. Every holder of record of shares entitled to vote at a meeting of stockholders is entitled to one vote for each share outstanding in his or her name on the books of the corporation (x) at the close of business on the record date for such meeting, or (y) if no record date has been fixed, at the close of business on the day next preceding the day on which notice of the meeting is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. All matters at any meeting at which a quorum is present, including the election of directors, shall be decided by the affirmative vote of a majority of the shares of stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter in question, unless otherwise expressly provided by express provision of law or the certificate of incorporation. The stockholders do not have the right to cumulate their votes for the election of directors.

Section 1.09. Adjournment. Any meeting of stockholders may be adjourned from time to time, by the chairperson of the meeting or by the vote of a majority of the shares of stock present in person or represented by proxy at the meeting, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the place, if any, and date and time thereof (and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting) are announced at the meeting at which the adjournment is taken unless the adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting after the adjournment, in which case notice of the adjourned meeting in accordance with Section 1.04 of these bylaws shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting.

Section 1.10. Organization; Procedure. The President shall preside over each meeting of stockholders. If the President is absent or disabled, the presiding officer shall be selected by the Board or, failing action by the Board, by a majority of the stockholders present in person or represented by proxy. The Secretary, or in the event of his or her absence or disability, an appointee of the presiding officer, shall act as secretary of the meeting. The Board may make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to any such rules and regulations, the presiding officer of any meeting shall have the right and authority to prescribe rules, regulations and procedures for such meeting and to take all

3

such actions as in the judgment of the presiding officer are appropriate for the proper conduct of such meeting.

Section 1.11. Consent of Stockholders in Lieu of Meeting.

(a) Unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at an annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, are (i) signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted (but not less than the minimum number of votes otherwise prescribed by law) and (ii) delivered to the corporation by delivery to its registered office in this State, to its principal place of business or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded within 60 days of the earliest dated consent so delivered to the corporation.

(b) If a stockholder consent is to be given without a meeting of stockholders, and the Board has not fixed a record date for the purpose of determining the stockholders entitled to participate in such consent, then: (i) if the DGCL does not require action by the Board prior to the proposed stockholder action, the record date shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation at any of the locations referred to in Section 1.11(a)(ii); and (ii) if the DGCL requires action by the Board prior to the proposed stockholder action, the record date shall be at the close of business on the day on which the Board adopts the resolution taking such prior action. Every written consent to action without a meeting shall bear the date of signature of each stockholder who signs the consent, and shall be valid if timely delivered to the corporation at any of the locations referred to in Section 1.11(a)(ii).

(c) The Secretary shall give prompt notice of the taking of an action without a meeting by less than unanimous written consent to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the corporation in accordance with the DGCL.

ARTICLE II

BOARD OF DIRECTORS

Section 2.01. General Powers. Except as may otherwise be provided by law or by the certificate of incorporation, the affairs and business of the corporation shall be managed by or under the direction of the Board. The directors shall act only as a Board, and the individual directors shall have no power as such.

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Section 2.02. Number and Term of Office. The number of directors constituting the entire Board shall be three (each of whom shall be a natural person), which number may be modified from time to time by resolution of the Board, but in no event shall the number of directors be less than one. Each director (whenever elected) shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

Section 2.03. Election of Directors. Except as otherwise provided in Sections 2.13 and 2.14 of these bylaws, the directors shall be elected at each annual meeting of the stockholders.

Section 2.04. Regular Meetings. Regular meetings of the Board shall be held on such dates, and at such times and places as are determined from time to time by resolution of the Board.

Section 2.05. Special Meetings. Special meetings of the Board shall be held whenever called by the President or, in the event of his or her absence or disability, by any Vice President, or by a majority of the directors then in office, at such place, date and time as may be specified in the respective notices or waivers of notice of such meetings. Any business may be conducted at a special meeting.

Section 2.06. Notice of Meetings; Waiver of Notice.

(a) Notices of special meetings shall be given to each director, and notice of each resolution or other action affecting the date, time or place of one or more regular meetings shall be given to each director not present at the meeting adopting such resolution or other action, subject to Section 2.09 of these bylaws. Notices shall be given personally, or by telephone confirmed by facsimile or email dispatched promptly thereafter, or by facsimile or email confirmed by a writing delivered by a recognized overnight courier service, directed to each director at the address from time to time designated by such director to the Secretary. Each such notice and confirmation must be given (received in the case of personal service or delivery of written confirmation) at least 24 hours prior to the time of a special meeting, and at least five days prior to the initial regular meeting affected by such resolution or other action, as the case may be.

(b) A written waiver of notice of meeting signed by a director or a waiver by electronic transmission by a director, whether given before or after the meeting time stated in such notice, is deemed equivalent to notice. Attendance of a director at a meeting is a waiver of notice of such meeting, except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business at the meeting on the ground that the meeting is not lawfully called or convened.

Section 2.07. Quorum; Voting. At all meetings of the Board, the presence of a majority of the total authorized number of directors shall constitute a quorum for the transaction of business. Except as otherwise required by law, the certificate of

5

incorporation or these bylaws, the vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board.

Section 2.08. Action by Telephonic Communications. Members of the Board may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 2.09. Adjournment. A majority of the directors present may adjourn any meeting of the Board to another date, time or place, whether or not a quorum is present. No notice need be given of any adjourned meeting unless (a) the date, time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 2.06 of these bylaws applicable to special meetings shall be given to each director, or (b) the meeting is adjourned for more than 24 hours, in which case the notice referred to in clause (a) shall be given to those directors not present at the announcement of the date, time and place of the adjourned meeting.

Section 2.10. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all members of the Board consent thereto in writing or by electronic transmission, and such writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.11. Regulations. To the extent consistent with applicable law, the certificate of incorporation and these bylaws, the Board may adopt such rules and regulations for the conduct of meetings of the Board and for the management of the affairs and business of the corporation as the Board may deem appropriate. The Board may elect from among its members a chairperson and one or more vice-chairpersons to preside over meetings and to perform such other duties as may be designated by the Board.

Section 2.12. Resignations of Directors. Any director may resign at any time by submitting an electronic transmission or by delivering a written notice of resignation, signed by such director, to the President or the Secretary. Such resignation shall take effect upon delivery unless the resignation specifies a later effective date or an effective date determined upon the happening of a specified event.

Section 2.13. Removal of Directors. Any director may be removed at any time, either for or without cause, upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the corporation entitled to vote generally for the election of directors, acting at a stockholder meeting or by written consent in accordance with the DGCL and these bylaws. Any vacancy in the Board caused by any such removal may be filled at such meeting (or in the written instrument effecting the removal, if the removal

6

was effected by consent without a meeting) by the stockholders entitled to vote for the election of the director so removed.

Section 2.14. Vacancies and Newly Created Directorships. Except as provided in Section 2.13, any vacancies or newly created directorships may be filled only by a vote of the stockholders at any regular or special meeting of the stockholders. A director elected to fill a vacancy or a newly created directorship shall hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.

Section 2.15. Compensation. The directors shall be entitled to compensation for their services to the extent approved by the stockholders at any regular or special meeting of the stockholders. The Board may by resolution determine the expenses in the performance of such services for which a director is entitled to reimbursement.

Section 2.16. Reliance on Accounts and Reports, etc. A director, as such or as a member of any committee designated by the Board, shall in the performance of his or her duties be fully protected in relying in good faith upon the records of the corporation and upon information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees designated by the Board, or by any other person as to the matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

ARTICLE III

COMMITTEES

Section 3.01. Designation of Committees. The Board may designate one or more committees. Each committee shall consist of such number of directors as from time to time may be fixed by the Board, and shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the corporation to the extent delegated to such committee by the Board but no committee shall have any power or authority as to (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, (b) adopting, amending or repealing any of these bylaws or (c) as may otherwise be excluded by law or by the certificate of incorporation, and no committee may delegate any of its power or authority to a subcommittee unless so authorized by the Board.

Section 3.02. Members and Alternate Members. The members of each committee and any alternate members shall be selected by the Board. The Board may provide that the members and alternate members serve at the pleasure of the Board. An alternate member may replace any absent or disqualified member at any meeting of the committee. An alternate member shall be given all notices of committee meetings, may attend any meeting of the committee, but may count towards a quorum and vote only if a member for whom such person is an alternate is absent or disqualified. Each member (and each alternate member) of any committee shall hold office only until the time he or

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she shall cease for any reason to be a director, or until his or her earlier death, resignation or removal.

Section 3.03. Committee Procedures. A quorum for each committee shall be a majority of its members, unless the committee has only one or two members, in which case a quorum shall be one member, or unless a greater quorum is established by the Board. The vote of a majority of the committee members present at a meeting at which a quorum is present shall be the act of the committee. Each committee shall keep regular minutes of its meetings and report to the Board when required. The Board may adopt other rules and regulations for the government of any committee not inconsistent with the provisions of these bylaws, and each committee may adopt its own rules and regulations of government, to the extent not inconsistent with these bylaws or rules and regulations adopted by the Board.

Section 3.04. Meetings and Actions of Committees. Meetings and actions of each committee shall be governed by, and held and taken in accordance with, the provisions of the following sections of these bylaws, with such bylaws being deemed to refer to the committee and its members in lieu of the Board and its members:

(a) Section 2.04 (to the extent relating to place and time of regular meetings);

(b) Section 2.05 (relating to special meetings);

(c) Section 2.06 (relating to notice and waiver of notice);

(d) Sections 2.08 and 2.10 (relating to telephonic communication and action without a meeting); and

(e) Section 2.09 (relating to adjournment and notice of adjournment).

Special meetings of committees may also be called by resolution of the Board.

Section 3.05. Resignations and Removals. Any member (and any alternate member) of any committee may resign from such position at any time by delivering a written notice of resignation, signed by such member, to the President or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any member (and any alternate member) of any committee may be removed from such position by the Board at any time, either for or without cause.

Section 3.06. Vacancies. If a vacancy occurs in any committee for any reason, the remaining members (and any alternate members) may continue to act if a quorum is present. A committee vacancy may be filled only by the Board.

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ARTICLE IV

OFFICERS

Section 4.01. Officers. The Board shall elect a President and a Secretary as officers of the corporation. The Board may also elect a Treasurer, one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers, and such other officers and agents as the Board may determine. In addition, the Board from time to time may delegate to any officer the power to appoint subordinate officers or agents and to prescribe their respective rights, terms of office, authorities and duties. Any action by an appointing officer may be superseded by action by the Board. Any number of offices may be held by the same person, except that one person may not hold both the office of President and the office of Secretary. No officer need be a director of the corporation.

Section 4.02. Election. The officers of the corporation elected by the Board shall serve at the pleasure of the Board. Officers and agents appointed pursuant to delegated authority as provided in Section 4.01 (or, in the case of agents, as provided in Section 4.06) shall hold their offices for such terms as may be determined from time to time by the appointing officer. Each officer shall hold office until his or her successor has been elected or appointed and qualified, or until his or her earlier death, resignation or removal.

Section 4.03. Compensation. The salaries and other compensation of all officers and agents of the corporation shall be fixed by the Board or in the manner established by the Board.

Section 4.04. Removal and Resignation; Vacancies. Any officer may be removed for or without cause at any time by the Board. Any officer granted the power to appoint subordinate officers and agents as provided in Section 4.01 may remove any subordinate officer or agent appointed by such officer, for or without cause. Any officer or agent may resign at any time by delivering notice of resignation, either in writing signed by such officer or by electronic transmission, to the Board or the President. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise, may be filled by the Board or by the officer, if any, who appointed the person formerly holding such office.

Section 4.05. Authority and Duties of Officers. An officer of the corporation shall have such authority and shall exercise such powers and perform such duties (a) as may be required by law, (b) to the extent not inconsistent with law, as are specified in these bylaws, (c) to the extent not inconsistent with law or these bylaws, as may be specified by resolution of the Board, and (d) to the extent not inconsistent with any of the foregoing, as may be specified by the appointing officer with respect to a subordinate officer appointed pursuant to delegated authority under Section 4.01.

Section 4.06. President. The President shall preside at all meetings of the stockholders and directors at which he or she is present, shall be the chief executive

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officer and the chief operating officer of the corporation, shall have general control and supervision of the policies and operations of the corporation and shall see that all orders and resolutions of the Board are carried into effect. He or she shall manage and administer the corporation’s business and affairs and shall also perform all duties and exercise all powers usually pertaining to the office of a chief executive officer and a chief operating officer of a corporation. He or she shall have the authority to sign, in the name and on behalf of the corporation, checks, orders, contracts, leases, notes, drafts and all other documents and instruments in connection with the business of the corporation. He or she shall have the authority to cause the employment or appointment of such employees or agents of the corporation as the conduct of the business of the corporation may require, to fix their compensation, and to remove or suspend any employee or any agent employed or appointed by any officer or to suspend any agent appointed by the Board. The President shall have the duties and powers of the Treasurer if no Treasurer is elected and shall have such other duties and powers as the Board may from time to time prescribe.

Section 4.07. Vice Presidents. If one or more Vice-Presidents have been elected, each Vice President shall perform such duties and exercise such powers as may be assigned to him or her from time to time by the Board or the President. In the event of absence or disability of the President, the duties of the President shall be performed, and his or her powers may be exercised, by such Vice President as shall be designated by the Board or, failing such designation, by the Vice President in order of seniority of election to that office.

Section 4.08. Secretary. Unless otherwise determined by the Board, the Secretary shall have the following powers and duties:

(a) The Secretary shall keep or cause to be kept a record of all the proceedings of the meetings of the stockholders, the Board and any committees thereof in books provided for that purpose.

(b) The Secretary shall cause all notices to be duly given in accordance with the provisions of these bylaws and as required by law.

(c) Whenever any committee shall be appointed pursuant to a resolution of the Board, the Secretary shall furnish a copy of such resolution to the members of such committee.

(d) The Secretary shall be the custodian of the records and of the seal of the corporation and cause such seal (or a facsimile thereof) to be affixed to all certificates representing shares of the corporation prior to the issuance thereof and to all documents and instruments that the Board or any officer of the corporation has determined should be executed under seal, may sign (together with any other authorized officer) any such document or instrument, and when the seal is so affixed he or she may attest the same.

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(e) The Secretary shall properly maintain and file all books, reports, statements, certificates and all other documents and records required by law, the certificate of incorporation or these bylaws.

(f) The Secretary shall have charge of the stock books and ledgers of the corporation and shall cause the stock and transfer books to be kept in such manner as to show at any time the number of shares of stock of the corporation of each class issued and outstanding, the names (alphabetically arranged) and the addresses of the holders of record of such shares, the number of shares held by each holder and the date as of which each such holder became a holder of record.

(g) The Secretary shall sign (unless the Treasurer, an Assistant Treasurer or an Assistant Secretary shall have signed) certificates representing shares of the corporation the issuance of which shall have been authorized by the Board.

(h) The Secretary shall perform, in general, all duties incident to the office of secretary and such other duties as may be specified in these bylaws or as may be assigned to the Secretary from time to time by the Board or the President.

Section 4.09. Treasurer. Unless otherwise determined by the Board, the Treasurer, if there be one, shall be the chief financial officer of the corporation and shall have the following powers and duties:

(a) The Treasurer shall have charge and supervision over and be responsible for the moneys, securities, receipts and disbursements of the corporation, and shall keep or cause to be kept full and accurate records thereof.

(b) The Treasurer shall cause the moneys and other valuable effects of the corporation to be deposited in the name and to the credit of the corporation in such banks or trust companies or with such bankers or other depositaries as shall be determined by the Board or the President, or by such other officers of the corporation as may be authorized by the Board or the President to make such determinations.

(c) The Treasurer shall cause the moneys of the corporation to be disbursed by checks or drafts (signed by such officer or officers or such agent or agents of the corporation, and in such manner, as the Board or the President may determine from time to time) upon the authorized depositaries of the corporation and cause to be taken and preserved proper vouchers for all moneys disbursed.

(d) The Treasurer shall render to the Board or the President, whenever requested, a statement of the financial condition of the corporation and of the transactions of the corporation, and render a full financial report at the annual meeting of the stockholders, if called upon to do so.

(e) The Treasurer shall be empowered from time to time to require from all officers or agents of the corporation reports or statements giving such information as he or she may desire with respect to any and all financial transactions of the corporation.

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(f) The Treasurer may sign (unless an Assistant Treasurer or the Secretary or an Assistant Secretary shall have signed) certificates representing shares of stock of the corporation the issuance of which shall have been authorized by the Board.

(g) The Treasurer shall perform, in general, all duties incident to the office of treasurer and such other duties as may be specified in these bylaws or as may be assigned to the Treasurer from time to time by the Board or the President.

ARTICLE V

CAPITAL STOCK

Section 5.01. Certificates of Stock. The shares of the corporation shall be represented by certificates. Every holder of stock in the corporation shall be entitled to have a certificate signed by the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, representing the number of shares registered in the name of such holder. Such certificate shall be in such form as the Board may determine, to the extent consistent with applicable law, the certificate of incorporation and these bylaws.

Section 5.02. Facsimile Signatures. Any or all signatures on the certificates referred to in Section 5.01 of these bylaws may be in facsimile form. If any officer who has signed, or whose facsimile signature has been placed upon, a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer at the date of issue.

Section 5.03. Lost, Stolen or Destroyed Certificates. A new certificate may be issued in place of any certificate theretofore issued by the corporation alleged to have been lost, stolen or destroyed only upon delivery to the corporation of an affidavit of the owner or owners (or their legal representatives) of such certificate, setting forth such allegation, and a bond or other undertaking as may be satisfactory to a financial officer of the corporation designated by the Board to indemnify the corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

Section 5.04. Transfer of Stock.

(a) Transfer of shares shall be made on the books of the corporation upon surrender to the corporation of a certificate for shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, and otherwise in compliance with applicable law. Subject to applicable law, the provisions of the certificate of incorporation and these bylaws, the Board may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the corporation.

(b) The corporation may enter into agreements with shareholders to restrict the transfer of stock of the corporation in any manner not prohibited by the DGCL.

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Section 5.05. Registered Stockholders. Prior to due surrender of a certificate for registration of transfer, the corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares represented by such certificate, and the corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the corporation shall have notice of such claim or interests. If a transfer of shares is made for collateral security, and not absolutely, this fact shall be so expressed in the entry of the transfer if, when the certificates are presented to the corporation for transfer, both the transferor and transferee request the corporation to do so.

ARTICLE VI

INDEMNIFICATION

Section 6.01. Power to Indemnify in Actions, Suits or Proceedings Other Than Those by or in the Right of the Corporation. Subject to Section 6.03 and Section 6.11 of this Article VI, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer or employee of the corporation, or is or was a director, officer or employee of the corporation or any direct or indirect wholly owned subsidiary of the corporation serving at the request of the corporation as a director, officer, employee or agent of any such subsidiary or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 6.02. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 6.03 and Section 6.11 of this Article VI, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of the corporation, or is or was a director, officer or employee of the corporation or any direct or indirect wholly owned subsidiary of the corporation serving at the request of the corporation as a director, officer, employee or agent of any such subsidiary or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees)

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actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 6.03. Authorization of Indemnification. Any indemnification under this Article VI (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer or employee is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 6.01 or Section 6.02 of this Article VI, as the case may be. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director, officer or employee has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

Section 6.04. Good Faith Defined. For purposes of any determination under Section 6.03 of this Article VI, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the corporation or another enterprise, or on information supplied to him by the officers of the corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the corporation or another enterprise or on information or records given or reports made to the corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the corporation or another enterprise. The terms “another enterprise” or “other enterprise” as used in this Article VI shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enter price of which such person is or was serving at the request of the corporation as a director, officer, employee or agent. The provisions of this Section 6.04 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Sections 6.01 or 6.02 of this Article VI, as the case may be.

Section 6.05. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 6.03 of this Article VI, and

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notwithstanding the absence of any determination thereunder, any director, officer or employee may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 6.01 and 6.02 of this Article VI. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director, officer or employee is proper in the circumstances because he has met the applicable standards of conduct set forth in Sections 6.01 or 6.02 of this Article VI, as the case may be. Neither a contrary determination in the specific case under Section 6.03 of this Article VI nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director, officer or employee seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 6.05 shall be given to the corporation promptly upon the filing of such application.

Section 6.06. Expenses Payable in Advance. Expenses incurred in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article VI.

Section 6.07. Non-exclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the corporation that indemnification of the persons specified in Sections 6.01 and 6.02 of this Article VI shall be made to the fullest extent permitted by law. The provisions of this Article VI shall not be deemed to preclude the indemnification of any person who is not specified in Sections 6.01 or 6.02 of this Article VI but whom the corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise.

Section 6.08. Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person or on such person’s behalf in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VI.

Section 6.09. Certain Definitions. For purposes of this Article VI, references to “the corporation” shall include, in addition to the resulting corporation, any constituent

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corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees, so that any person who is or was a director, officer or employee of such constituent corporation, or is or was a director, officer or employee of such constituent corporation or any direct or indirect wholly owned subsidiary of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of any such subsidiary or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VI, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer or employee of the corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article VI.

Section 6.10. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 6.11. Guaranty Bank. The Bylaw amendments of November 2009 revised the previous sections of this Article VI to exclude references to Guaranty Bank (f/k/a Guaranty Federal Savings Bank) merely to remove references to an entity that, as of December 28, 2007, was no longer a subsidiary of the corporation. Such amendments were not intended to provide indemnification or advancement rights to anyone previously excluded from indemnification by the references to Guaranty Bank that were removed. The indemnification or advancement rights of persons who formerly served as officers, directors, or employees of any direct or indirect wholly-owned subsidiaries of the corporation under this Article VI do not apply to any person who served as an officer, director, or employee of Guaranty Bank or any of its subsidiaries regardless of when a claim or action may be threatened or brought against the person or the occurrence underlying the claim or action occurred.

ARTICLE VII

OFFICES

Section 7.01. Registered Office. The registered office of the corporation in the State of Delaware shall be located at the location provided in the corporation’s certificate of incorporation.

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Section 7.02. Other Offices. The corporation may maintain offices or places of business at such other locations within or without the State of Delaware as the Board may from time to time determine or as the business of the corporation may require.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01. Dividends.

(a) Subject to any applicable provisions of law and the certificate of incorporation, dividends upon the shares of the corporation may be declared by the Board at any regular or special meeting of the Board and any such dividend may be paid in cash, property, or shares of the corporation’s stock.

(b) A member of the Board, or a member of any committee designated by the Board shall be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of its officers or employees, or committees of the Board, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation, as to the value and amount of the assets, liabilities and/or net profits of the corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

Section 8.02. Reserves. There may be set apart out of any funds of the corporation available for dividends such sum or sums as the Board from time to time may determine proper as a reserve or reserves for meeting contingencies, equalizing dividends, repairing or maintaining any property of the corporation or for such other purpose or purposes as the Board may determine conducive to the interest of the corporation, and the Board may similarly modify or abolish any such reserve.

Section 8.03. Execution of Instruments. Except as otherwise required by law or the certificate of incorporation, the Board or any officer of the corporation authorized by the Board may authorize any other officer or agent of the corporation to enter into any contract or execute and deliver any instrument in the name and on behalf of the corporation. Any such authorization must be in writing or by electronic transmission and may be general or limited to specific contracts or instruments.

Section 8.04. Voting as Stockholder. Unless otherwise determined by resolution of the Board, the President or any Vice President shall have full power and authority on behalf of the corporation to attend any meeting of stockholders of any corporation in which the corporation may hold stock, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock at any such meeting, or through action without a meeting. The Board may by resolution from time to time confer such power and authority (in general or confined to specific instances) upon any other person or persons.

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Section 8.05. Fiscal Year. The fiscal year of the corporation shall commence on the first day of January of each year (except for the corporation’s first fiscal year which shall commence on the date of incorporation) and shall terminate in each case on December 31.

Section 8.06. Seal. The seal of the corporation shall be circular in form and shall contain the name of the corporation, the year of its incorporation and the words “Corporate Seal” and “Delaware”. The form of such seal shall be subject to alteration by the Board. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced, or may be used in any other lawful manner.

Section 8.07. Books and Records; Inspection. Except to the extent otherwise required by law, the books and records of the corporation shall be kept at such place or places within or without the State of Delaware as may be determined from time to time by the Board.

Section 8.08. Electronic Transmission. “Electronic transmission”, as used in these bylaws, means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE IX

AMENDMENT OF BYLAWS

Section 9.01. Amendment. These bylaws may be amended, altered or repealed by the Board at any regular or special meeting of the Board without the assent or vote of the stockholders.

ARTICLE X

CONSTRUCTION

Section 10.01. Construction. In the event of any conflict between the provisions of these bylaws as in effect from time to time and the provisions of the certificate of incorporation of the corporation as in effect from time to time, the provisions of such certificate of incorporation shall be controlling.

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